UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RESOURCES CONNECTION, INC.

(Name of Registrant as Specified in Its Charter)

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September 14, 2018

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2018 Annual Meeting of Stockholders of Resources Connection, Inc., to be held at 1:30 p.m. Pacific Time, on October 16, 2018, at the Company’s headquarters in Irvine, California. The formal Notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters we expect to be acted upon at the Annual Meeting.

During the Annual Meeting, stockholders will have the opportunity to ask questions. Whether or not you plan to attend the Annual Meeting, it is important your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage-prepaid envelope. Alternatively, as discussed in the Question and Answer section of the Proxy Statement, you may be eligible to vote electronically over the Internet or by telephone. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We look forward to seeing you on October 16, 2018, and urge you to return your proxy as soon as possible.

Sincerely,

Kate W. Duchene

Chief Executive Officer

RESOURCES CONNECTION, INC.

17101 ARMSTRONG AVENUE

IRVINE, CALIFORNIA 92614

(714) 430-6400

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:	1:30 p.m., Pacific Time, on Tuesday, October 16, 2018

PLACE:	Resources Connection, Inc. 17101 Armstrong Avenue, Irvine, California 92614

ITEMS OF BUSINESS:

(1)  To vote for the election of Susan J. Crawford, Donald B. Murray, A. Robert Pisano and Michael H. Wargotz to our Board of Directors, each for a three-year term expiring at the annual meeting in 2021 and until their respective successors are duly elected and qualified;

(2) To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2019;

(3) To approve on an advisory basis Resources Connection, Inc.’s executive compensation; and

(4) To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

RECORD DATE:	August 23, 2018 is the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

PROXY VOTING:	It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares by mail by completing, signing and returning the enclosed proxy card or voting instruction form, or alternatively, you may be able to vote your shares via the Internet or by telephone. Voting instructions are printed on your proxy card or voting instruction form and included with the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

PROXY STATEMENT

We are sending this Proxy Statement (“Proxy Statement”) to you, the stockholders of Resources Connection, Inc. (“Resources Connection” or “the Company”), a Delaware corporation, as part of our Board of Directors’ solicitation of proxies to be voted at our 2018 Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Company’s headquarters in Irvine, California, at 1:30 p.m., Pacific Time, on October 16, 2018, and at any postponements or adjournments thereof. This Proxy Statement and accompanying form of proxy were first sent to stockholders on or about September 14, 2018.

We are enclosing a copy of our 2018 Annual Report to Stockholders (“Annual Report”), which includes our fiscal 2018 financial statements. Our Annual Report is not, however, part of the proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on October 16, 2018.

This Proxy Statement and our Annual Report are also available electronically on the Company’s website at http://ir.rgp.com/annuals-proxies.cfm. The other information on our corporate website does not constitute part of this Proxy Statement.

2018 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. The following description is only a summary. For more complete information about these topics, please review our Annual Report, which contains our financial statements, and read the entire Proxy Statement carefully before voting.

CORPORATE HIGHLIGHTS

Fiscal 2018 was a year in which we positioned ourselves for growth. We grew our business both organically and through strategic acquisitions; we reassessed and redefined our cultural beliefs and focus; we restructured our internal functional structure and created a more accountable sales team by implementing performance metrics and developing a transparent compensation scheme; and we added two new members to our Board of Directors.

Since inception, our growth has been primarily organic rather than via acquisition. However, in fiscal 2018, we identified and acquired two entities, taskforce, Management on Demand AG (“taskforce”) and substantially all of the assets and certain liabilities of Accretive Solutions, Inc. (“Accretive”). The acquisition of taskforce and Accretive satisfied the need to better penetrate the vibrant economic market in Germany and fill gaps in serving middle market companies in the United States, respectively, while also harmonizing well with our culture. Our corporate culture is the foundation of our business strategy and it has been a significant component of our success. Our senior management, virtually all of whom are Big Four or other professional services firm alumni, have created a culture that combines the commitment to quality and the client service focus of a Big Four firm with the entrepreneurial energy of an innovative, high-growth company. Our culture continues to evolve to meet the new challenges facing consultants, clients and management, and so our original acronym “TIEL” (talent, integrity, enthusiasm and loyalty), representing the traits expected of our people, has evolved. In today’s marketplace, focus and accountability are key traits, expected to strengthen our team and support our ability to provide clients with high-quality services and solutions. Thus, our culture has evolved to “Life At RGP,” representing Loyalty, Integrity, Focus, Enthusiasm, Accountability and Talent. Our culture has created a circle of quality, instrumental to our success in hiring and retaining highly qualified employees and, in turn, attracting quality clients. With the evolution of the traits critical to our growth and success, our management team also felt it was the best time to evolve our organizational framework and compensation scheme.

In order to support the growth goals for fiscal 2018, the Company’s management team made some significant organization changes to our internal functional structure. We moved from a geographic approach to sales, talent and administrative support to an enterprise-wide organizational design to allow more strategic focus for those within the business development, client service, talent management and integrated solutions groups to operate with greater client centricity. In addition to the organizational changes, the Company made changes to the sales team’s incentive compensation scheme, which provides better transparency and increased accountability and individual mandates against which each member of the sales team is measured.

Finally, in the past year, we added two new directors to our Board of Directors. In January 2018, the Board appointed our President and Chief Executive Officer, Kate Duchene, to the Board. Additionally, in July 2018, the Board added Marco von Maltzan to the Board. Ms. Duchene brings to the Board of Directors her valuable leadership experience and a thorough understanding of day-to-day management and operations of our business. Mr. von Maltzan brings international expertise to the Board of Directors as we continue to strengthen our practices in Europe generally and Germany in particular.

FINANCIAL HIGHLIGHTS

•	We achieved revenue of $654.1 million for fiscal 2018;

•	We generated $18.8 million in net income for fiscal 2018;

•	We achieved Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense) of $43.0 million for fiscal 2018[1];

•	We achieved an Adjusted EBITDA Margin of 6.6% for fiscal 2018[2];

•	We generated diluted earnings per share of $0.60 for fiscal 2018; and

•	We retained 100% of our top 50 clients from fiscal 2017 in fiscal 2018.

Our financial position is strong with cash of approximately $56.5 million and $15.4 million of cash provided by operating activities in fiscal 2018. Our ability to continue to generate cash allows us the flexibility of returning cash to you, our stockholders, while being opportunistic on investments for our future growth.

STOCKHOLDER RETURN

We returned approximately $19.4 million to stockholders during fiscal 2018 through our share repurchase and dividend programs. In the past three fiscal years, we have returned a cumulative total of almost $194.6 million to our stockholders through our share repurchase and dividend programs and the repurchase of shares in a modified Dutch tender offer we completed in November 2016. We believe that the payment of a regular dividend, along with the continuance of our stock repurchase plan, gives us the ability to return cash to our stockholders with consistency.

Issuance of Quarterly Dividend:

In July 2010, our Board of Directors authorized the establishment of a regular quarterly dividend, subject to quarterly Board approval. This dividend has been increased each year since its introduction. In July 2018, our Board of Directors approved a 8% increase in the quarterly dividend to $0.13 per share which will be payable on September 20, 2018 to all stockholders of record on August 23, 2018.

Stock Repurchase:

In July 2015, our Board of Directors approved a new stock repurchase program, authorizing the purchase, at the discretion of the Company’s senior executives, of our common stock with an aggregate dollar limit not to exceed $150 million. The program commenced in February 2016, upon exhaustion of the previous stock repurchase program of $150 million, which was approved by the Company’s Board of Directors in April 2011. As of May 26, 2018, approximately $120 million remains available for future repurchases of our common stock under the 2015 repurchase program.

[1]

See page 38 of Resources Connection, Inc.’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on July 23, 2018, for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.

[2]	Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by revenue.

ANNUAL MEETING

Date and Time:	1:30 p.m., Pacific Time, on Tuesday, October 16, 2018

Place:	Resources Connection, Inc.

17101 Armstrong Avenue, Irvine, California 92614

Record Date:	August 23, 2018

Voting:	Stockholders as of the close of business on the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.

Meeting Agenda

1.  Election of four directors, each for a three-year term expiring at the Company’s annual meeting in 2021 and until their respective successors are duly elected and qualified;

2.  Ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2019;

3.  Approval on an advisory basis of the Company’s executive compensation;

4.  Transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Voting Matters

Detailed Information
Proposal 1 — Election of Four Directors for a Three-Year Term	page 14

The following table provides summary information about each director nominee. More detailed information may be found in the section entitled “Proposal 1. Election of Directors.”

						Committee Membership
Name	Age	Director Since	Background	Experience/ Qualification	Ind.	Comp	Audit	Nom/ Govern
Susan J. Crawford	71	2009	Senior Judge on the United States Court of Appeals for the Armed Forces; former General Counsel of the Army and special counsel to the Secretary of Defense; former Inspector General of the Department of Defense.	Business experience in strategic planning, enterprise risk management and corporate governance.	X			X
Donald B. Murray Chairman of the Board	71	1999	Founder of Resources Connection, Inc.; former Chief Executive Officer and Executive Chairman of the Company; former Partner in Charge of Deloitte & Touche LLP’s Orange County office.	Executive leadership and strategic planning experience. Financial and international operations expertise; experience in leadership positions in large professional services companies.

						Committee Membership
Name	Age	Director Since	Background	Experience/ Qualification	Ind.	Comp	Audit	Nom/ Govern
A. Robert Pisano Lead Independent Director and Chair of the Corporate Governance & Nominating Committee	75	2002	Former President and Chief Operating Officer of the Motion Picture Association of America; former Chief Executive Officer and National Executive Director of the Screen Actors Guild; former Executive Vice President and Vice Chairman of Metro-Goldwyn-Mayer, Inc.; former Partner of O’Melveny & Myers.	Executive leadership experience. Business experience in international operations management, leadership, strategic planning, legal and risk management.	X	X		X
Michael H. Wargotz	60	2009	Executive in Residence of Axcess Worldwide and former Chairman of Axcess Ventures; former Chief Financial Officer of The Milestone Aviation Group, LLC; former Chief Financial Advisor of NetJets, Inc.; former President and Chief Executive Officer of a division of
			Cendent Corporation. Mr. Wargotz currently serves on the Board of Wyndham Destinations as Chair of its Audit Committee and as a member of its Executive Committee and of its Compensation Committee.	Financial and international operations expertise; experience in leadership positions and financial management.	X	X	X

Board Recommendation — FOR each of the Board’s Director Nominees

Detailed Information
Proposal 2 — Ratification of the appointment of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2019	page 35

For more detailed information on the appointment of RSM US LLP, please refer to the detailed information in “Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2019.”

Shareholder ratification of the appointment of RSM US LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of RSM US LLP to the stockholders for ratifications as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain RSM US LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

Set forth below is summary information with respect to RSM US LLP’s fees for services provided to the Company in fiscal 2018 and fiscal 2017.

	2018	2017
Audit Fees	$1,179,900	$736,500
Audit Related Fees	$0	$0
Tax Fees	$10,300	$9,500
All Other Fees	$0	$0

Board Recommendation — FOR ratification of the appointment of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2019

Detailed Information
Proposal 3 — Advisory Vote on the Company’s Executive Compensation	page 55

We are asking stockholders to approve, on an advisory basis, the Company’s executive compensation as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as the Compensation Discussion and Analysis). The Board of Directors recommends a FOR vote because it believes that the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving the Company’s core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. In addition to reviewing the information in “Proposal 3. Advisory Vote on the Company’s Executive Compensation” and the executive compensation tables and corresponding narratives in this Proxy Statement, stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives. Further, the Board believes our executive compensation programs are reasonable in relation to comparable public and private companies in our industry.

Pay for Performance Orientation

•

Base Salaries.    Base salaries for our President and Chief Executive Officer and our Executive Vice-President and Chief Financial Officer did not change in fiscal 2018. Our Chief Accounting Officer’s base salary for fiscal 2018 increased to $265,000.

•

Annual Incentives.    Our named executive officers (“NEOs”) identified in the Summary Compensation Table – Fiscal Years 2016-2018 included herein participate in our Executive Incentive Plan (“EIP”). The EIP reflects a pay for performance culture. No incentive compensation is earned under the EIP unless the Company achieves a threshold level of financial performance. For fiscal year 2018, the threshold level of financial performance under the EIP was the achievement of 6.5% Adjusted EBITDA performance, which the Company achieved. In fiscal year 2018, the Company achieved 99.6% of our revenue and 84% of our Adjusted EBITDA margin goals established for the quantitative elements of the EIP. Our NEOs also achieved the majority of their EIP qualitative goals designated for fiscal 2018. Accordingly, the Compensation Committee awarded our NEOs annual cash incentives under the EIP for fiscal 2018 as follows:

•	Ms. Duchene was awarded a total annual incentive of $669,486, representing 51% of her maximum award opportunity or 115% of her target annual incentive opportunity;

•	Mr. Mueller was awarded a total annual incentive of $330,005, representing 59% of his maximum award opportunity or 117% of his target annual incentive opportunity; and

•	Mr. Bower was awarded a total annual incentive of $226,870, representing 57% of his maximum award opportunity or 114% of his target annual incentive opportunity.

•

Long-Term Incentives.    In fiscal 2018, the Compensation Committee approved equity incentives, in the form of stock options, to our NEOs. Stock options have value only if our stock price increases after the date the option is granted, thereby further aligning the interest of participating NEOs with those of our stockholders. These awards were made pursuant to our 2014 Performance Incentive Plan (“2014 Plan”) and include a four-year vesting period. No other long-term incentive awards were granted to our NEOs in fiscal 2018.

The Company’s current policy is to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of our NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2019 annual meeting of stockholders.

Board Recommendation — FOR approval of the Company’s Executive Compensation

QUESTIONS AND ANSWERS

What am I voting on?

At the Annual Meeting, our stockholders will be voting on the following proposals:

1. the election of four director nominees (Susan J. Crawford. Donald B. Murray, A. Robert Pisano and Michael H. Wargotz) to our Board of Directors, each for a three-year term expiring at the annual meeting in 2021 and until his or her respective successor is duly elected and qualified;

2. the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2019; and

3. the approval, on an advisory basis, of the Company’s executive compensation.

Our stockholders will also consider any other business properly raised at the Annual Meeting or any postponement or adjournment thereof.

How does the Board of Directors recommend I vote on each of the proposals?

Our Board of Directors recommends you vote FOR election to our Board of Directors of each of the four nominees for director named in Proposal 1 of this Proxy Statement; FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for fiscal 2019, as outlined in Proposal 2 of this Proxy Statement; and FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 3 of this Proxy Statement.

Who can attend the Annual Meeting?

All stockholders of the Company as of the close of business on August 23, 2018, the record date, can attend the Annual Meeting. If your shares are held through a broker, bank or nominee (that is, in “street name”), you are considered the beneficial holder of such shares and if you would like to attend the Annual Meeting, you must either (1) write Alice J. Washington, our General Counsel, at 17101 Armstrong Avenue, Irvine, CA 92614; or (2) bring to the meeting a copy of your brokerage account statement or a “legal proxy” (which you can obtain from the broker, bank or nominee that holds your shares). Please note, however, that beneficial owners whose shares are held in “street name” by a broker, bank or nominee may vote their shares at the Annual Meeting only as described below under “Who is entitled to vote at the meeting?”

Who is entitled to vote at the meeting?

Stockholders of record, as of the close of business on August 23, 2018, the record date, are entitled to vote at the Annual Meeting. If you are the beneficial owner of shares held in “street name” through a broker, bank or nominee and held such shares as of the close of business on the record date, the proxy materials are being forwarded to you by your broker, bank or nominee together with a voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares in person at the meeting. Even if you plan to attend the Annual Meeting, we recommend you submit your proxy or voting instructions in advance of the Annual Meeting so your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote?

You can vote on matters that properly come before the meeting in one of two ways: (1) by submitting a proxy or voting instructions via the Internet, telephone or by mail, or (2) by voting in person at the meeting.

If your shares are registered in the name of a broker, bank or other nominee, you will receive a voting instruction form from your broker, bank or other nominee that can be used to instruct how your shares will be voted at the Annual Meeting. You may also be eligible to submit voting instructions electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. (“Broadridge”) online program. If your bank or brokerage firm is participating in Broad-

ridge’s program, your voting instruction form will provide instructions for such alternative methods of voting. If you submit your voting instructions via the Internet or by telephone, you do not have to return your voting instruction form by mail.

If your proxy card or voting instruction form does not reference Internet or telephone information, please complete and return the paper proxy card or voting instruction form. Sign and date each proxy card or voting instruction form you receive and return it in the postage-paid envelope.

If you return your signed proxy card or voting instruction form but do not mark the boxes showing how you wish to vote, your shares will be voted FOR election to our Board of Directors of each of the four nominees for director named in Proposal 1 of this Proxy Statement; FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for fiscal 2019, as outlined in Proposal 2 of this Proxy Statement; and FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 3 of this Proxy Statement. See “What happens if my shares are held by a broker?” below for information on how your shares will be voted if you are a beneficial owner and did not submit voting instructions to the broker, bank or other nominee who holds your shares.

You have the right to revoke your proxy or voting instruction form at any time before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by:

•	notifying our corporate Secretary (Michelle Gouvion) in writing;

•	signing and returning a later-dated proxy card;

•	submitting a new proxy electronically via the Internet or by telephone; or

•	voting in person at the Annual Meeting.

If you are the beneficial owner of shares held in “street name” by a broker, bank or nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting, by attending the Annual Meeting and voting in person.

Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

What is the deadline for voting my shares?

If you are a stockholder of record, please mark, sign, date and return the enclosed proxy card, which must be received before the polls close at the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner, please follow the voting instructions provided by the bank, broker or other nominee who holds your shares.

How will voting on any other business be conducted?

Other than the proposals described in this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting or any postponement or adjournment thereof, your proxy, if properly submitted, authorizes Kate W. Duchene, our President and Chief Executive Officer, or Herbert M. Mueller, our Executive Vice President and Chief Financial Officer, to vote in their discretion on those matters.

Who will count the votes?

American Stock Transfer and Trust Company will count the votes.

Who will bear the cost of soliciting votes?

The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. These costs include the expense of preparing and mailing proxy solicitation materials and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials to beneficial owners of the Company’s common stock. The Company may conduct further solicitation personally, telephonically, through the Internet or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. At this time, the Company does not anticipate engaging the services of a proxy solicitor. The Company may incur other expenses in connection with the solicitation of proxies.

What does it mean if I receive more than one proxy card or voting instruction form?

It probably means your shares are registered differently and are in more than one account. Please sign and return each proxy card or voting instruction form you receive or, if available, submit your proxy or voting instructions electronically via the Internet or by telephone by following the instructions set forth on each proxy card or voting instruction form, to ensure all your shares are voted.

How many shares can vote?

As of the close of business on the record date, 31,497,812 shares of our common stock, including unvested shares of restricted stock, were outstanding. Each share of our common stock outstanding and each unvested share of restricted stock with voting rights on the record date is entitled to one vote on each of the four director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

What is the voting requirement for each of the above matters?

Proposal 1. Election of Directors.    Once a quorum has been established, under our Third Amended and Restated Bylaws (our “Bylaws”), each director nominee must receive the affirmative vote of a majority of the votes cast in order to be elected to our Board of Directors (that is, the number of shares voted “FOR” the director nominee must exceed the number of votes cast “AGAINST” that director nominee). Each stockholder will be entitled to vote the number of shares of common stock held as of the close of business on the record date by that stockholder for each director nominee. Stockholders will not be allowed to cumulate their votes in the election of directors.

If any of the director nominees named in Proposal 1, each of whom is currently serving as a director, is not elected at the Annual Meeting by the requisite majority of votes cast, under Delaware law, the director would continue to serve on the Board of Directors as a “holdover director.” However, under our Bylaws, any incumbent director who fails to receive a majority of the votes cast must tender his or her resignation to the Secretary of the Company promptly following certification of the election results. In such circumstances, the Board of Directors, taking into account the recommendation of the Corporate Governance and Nominating Committee of the Board of Directors, must decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind any decision to reject the tendered resignation, within 90 days following certification of the election results.

Other Proposals.    Once a quorum has been established, under our Bylaws, approval of Proposals 2 and 3 each requires the affirmative vote of stockholders holding a majority of those shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Notwithstanding the above, please be advised that each of Proposals 2 and 3 is advisory only and not binding on the Company or our Board of Directors. Our Board of Directors will consider the outcome of the vote on each of these items in considering what actions, if any, should be taken in response to the advisory votes by stockholders.

What constitutes a quorum?

In order to transact business at the Annual Meeting, a quorum must be present. Under Delaware law and our Bylaws, a quorum is present if a majority of the shares of our common stock outstanding on the record date are present, in person or by proxy, and entitled to vote at the Annual Meeting. Because there were 31,497,812 shares outstanding as of the close of business on the record date, holders of at least 15,748,907 shares of our common stock will need to be present in person or by proxy at the Annual Meeting for a quorum to exist to transact business at the Annual Meeting.

What happens if my shares are held by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. The ratification of the appointment of the Company’s independent registered public accounting firm in Proposal 2 is considered a routine matter and may be voted upon by your broker if you do not give instructions. However, brokers do not have discretionary authority to vote your shares on your behalf for any of the other items to be submitted for a vote of stockholders at the Annual Meeting (the election of directors and the advisory vote on the Company’s executive compensation. Accordingly, if you are a beneficial owner that has not submitted voting instructions to your broker and your broker exercises its discretion to vote your shares on Proposal 2, your shares will be treated as broker non-votes with respect to Proposals 1 and 3 (the election of directors and the advisory vote on the Company’s executive compensation). There will not be any broker non-votes on Proposal 2 (ratification of the appointment of the Company’s independent registered public accounting firm for fiscal year 2019).

How will “broker non-votes” and abstentions be treated?

Broker non-votes with respect to Proposals 1 and 3 (the election of directors and the advisory vote on the Company’s executive compensation) are counted for the purposes of calculating a quorum. However, when the broker notes on the proxy card that it lacks discretionary authority with respect to these matters and has not received voting instructions from the beneficial owner, those shares are not deemed to be a vote cast with respect to Proposal 1 or entitled to vote for the purpose of determining whether stockholders have approved Proposal 3 and, therefore, will not be counted in determining the outcome of such matters.

A properly executed proxy marked “ABSTAIN” with respect to the election of one or more director nominees in Proposal 1 will not be considered a vote cast with respect to the director or director nominees indicated and, therefore, will not be counted in determining the outcome of the director nominee’s election to the Board of Directors. For the remaining Proposals, a properly executed proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote “AGAINST” the matter. In all cases, a properly executed proxy marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2019 annual meeting?

Advance Notice Procedures.    Under our Bylaws, business, including director nominations, may be brought before an annual meeting if it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the discretion of our Board of Directors or by a stockholder entitled to vote who has delivered notice to our corporate Secretary (containing certain information specified in our Bylaws) not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (for next year’s annual meeting, no earlier than the close of business on June 18, 2019, and no later than the close of business on July 18, 2019). These requirements are separate from and in addition to the requirements of the SEC that a stockholder must meet in order to have a stockholder proposal included in next year’s proxy statement.

Stockholder Proposals for the 2019 Annual Meeting.    Written notice of stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2019 annual meeting of stockholders must be received no later than May 17, 2019. In addition, all proposals will need to comply with Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

How do I obtain a copy of the Annual Report on Form 10-K that Resources Connection filed with the SEC?

A copy of the Company’s most recent Annual Report has been included with this Proxy Statement. If you desire another copy of our Annual Report or would like a copy of our Annual Report on Form 10-K filed with the

SEC (including the financial statements and the financial statement schedules), we will provide one to you free of charge upon your written request to our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or from our Investor Relations website at http://ir.rgp.com.

How may I obtain a separate set of proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials (including this Proxy Statement and our Annual Report) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials, please request the additional copies by contacting our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400. A separate set of proxy materials will be sent promptly following receipt of your request.

If you are a stockholder of record and wish to receive a separate set of proxy materials in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of this Proxy Statement or the Annual Report and you desire to receive one copy in the future, please contact our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400.

If you hold shares beneficially in street name, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or our Annual Report, or wish to receive multiple reports by revoking your consent to house holding.

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board of Directors consists of eleven directors. Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. At this year’s Annual Meeting, we will be electing four directors, each to serve a term of three years expiring at our 2021 Annual Meeting and until his or her successor is duly elected and qualified.

Each of the nominees, Susan J. Crawford, Donald B. Murray, A. Robert Pisano and Michael H. Wargotz, is presently a member of our Board of Directors, having served on the Company’s Board since 2009, 1999, 2002 and 2009, respectively. The Board of Directors, acting upon the recommendation of the Corporate Governance and Nominating Committee, recommends the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as members of our Board of Directors. (See “Director Nominees” below). Notwithstanding the Company’s retirement age policy, the Board of Directors affirmatively requested that Mr. Pisano continue his service to the Board for a final three-year term given his outstanding contributions, deep knowledge of professional services and Chief executive experience. Mr. Pisano has served on the Board since 2002 and as the Lead Independent Director since 2004. Mr. Pisano’s continued service contributes to the stability of the Board. Additionally, he possesses a unique blend of leadership, institutional knowledge and experience that our Board requires following changes in senior leadership, strategic acquisitions and integration.

In recommending director nominees for selection by the Board, the Corporate Governance and Nominating Committee considers a number of factors, which are described in more detail below under “Board of Directors —Corporate Governance and Nominating Committee.” In considering these factors, the Corporate Governance and Nominating Committee and the Board consider the fit of each individual’s qualifications and skills with those of the Company’s other directors in order to build a Board of Directors that, as a whole, is effective, collegial and responsive to the Company and its stockholders.

The seven directors whose terms do not expire at the Annual Meeting are expected to continue to serve after the Annual Meeting until such time as their respective terms of office expire or they retire and their respective successors are duly elected and qualified. (See “Continuing Directors” below.)

If at the time of the Annual Meeting any of the nominees should be unable or unwilling for good cause to serve if elected, the persons named as proxies on the proxy card will vote for such substitute nominee or nominees, if any, as our Board of Directors recommends or, if no substitute nominee is recommended by our Board of Directors, for the remaining nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on the Board. Each of the nominees has consented to be named in this Proxy Statement and to serve if elected.

Following is biographical information about each nominee and each director. This description includes the principal occupation of and directorships held by each director for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that each nominee and director should serve as a member of the Company’s Board of Directors.

Director Nominees

The individuals standing for election are:

Susan J. Crawford Age 71 Director since May 2009	Ms. Crawford currently serves as a Senior Judge on the United States Court of Appeals for the Armed Forces, a position she has held since September 2006. A veteran lawyer of more than 30 years, Ms. Crawford served as a member of the court of appeals bench from 1991 to 2006 and also served as General Counsel of the Army, special counsel to the Secretary of Defense, and Inspector General of the Department of Defense. In February 2007, Ms. Crawford was appointed by the Secretary of Defense to serve a three-year term as the convening authority in charge of the Office of Military Commissions, during which time she oversaw the military process and procedures at Guantanamo Bay. After serving as the Chairperson of the Board of Trustees of Bucknell University from 2003 to 2009, Ms. Crawford currently serves on the Finance and Academic Affairs and Campus Life Committees, having served in prior years on the Trusteeship, Human Resources and Compensation Committees. Ms. Crawford is also a member of the New England Law School Board of Trustees.

Key experience, qualifications, attributes and skills:

Ms. Crawford’s credentials and years of legal experience in private practice and the public sector make her a trusted advisor as the Company continues to expand our legal services and government services practice. In addition, her ongoing board service at Bucknell University brings valuable experience related to matters of ethics and corporate governance.

Donald B. Murray Age 71 Director since April 1999

Mr. Murray founded Resources Connection in June 1996 and served as our Managing Director from inception until April 1999. From April 1999 through May 2008, Mr. Murray served as our Chairman, President and Chief Executive Officer and as one of our directors. On June 1, 2008, Mr. Murray resigned as President and Chief Executive Officer, but remained as Executive Chairman of the Board of Directors. Mr. Murray reassumed the position of Chief Executive Officer on July 22, 2009. Effective May 28, 2013, Mr. Murray resigned from the position of Chief Executive Officer and continued to serve as the Company’s Executive Chairman of the Board. On July 16, 2015, the Company announced Mr. Murray’s retirement as an employee of the Company, effective August 31, 2015. At the request of the Board, Mr. Murray agreed to remain in service to the Company as a non-employee director and Chairman of the Board.

Prior to founding Resources Connection, Mr. Murray was Partner in Charge of Accounting and Assurance Services for the Orange County, California office of Deloitte & Touche LLP, a professional services firm, from 1988 to 1996. From 1984 to 1987, Mr. Murray was the Partner in Charge of the Woodland Hills office of Touche Ross & Co., a predecessor firm to Deloitte & Touche LLP, an office he founded in

1984. Mr. Murray currently serves on the Board of Directors for two non-profit organizations, the University of Southern California’s Marshall School of Business and Healthy Smiles for Kids, where he sits on the Finance Committee.

Key experience, qualifications, attributes and skills:

In addition to his career credentials as a partner with Deloitte & Touche LLP, as the Company’s founder, he developed the Company’s business model and vision. Mr. Murray brings to the Board an intimate, first-hand knowledge of the Company’s operations, culture and people.

A. Robert Pisano Age 75 Director since November 2002	Mr. Pisano has served as our Lead Independent Director since 2004. Mr. Pisano is a business consultant, an activity he began in September 2011. Mr. Pisano was the President and Chief Operating Officer of the Motion Picture Association of America from October 2005 until September 2011, and was the interim Chief Executive Officer from January 2010 until March 2011. He served as the National Executive Director and Chief Executive Officer of the Screen Actors Guild from September 2001 to April 2005. From August 1993 to August 2001, he was Executive Vice President, then Vice Chairman and Consultant to Metro-Goldwyn-Mayer, Inc. (“MGM”). Prior to joining MGM, Mr. Pisano was Executive Vice President of Paramount Pictures from May 1985 to June 1991, serving as General Counsel and a member of the Office of the Chairman. From 1969 to 1985, Mr. Pisano was an associate and then a partner with the law firm O’Melveny & Myers LLP. Mr. Pisano was formerly a director of StateNet, a legislative and regulatory reporting service, and is Chairman of the Board for the Motion Picture and Television Fund. Effective July 31, 2012, Mr. Pisano was elected to the Boards of FPA Paramount Fund and FPA Perennial Fund. He previously served on the Boards of the FPA Group of Funds, including Paramount, Perennial, New Income, Crescent and Capital, where he sat on the audit committees from 2002 to 2008, and as a director of Netflix, Inc. until October 2005. He currently serves on the Boards of FPA Capital, New Income and International Funds, as well as Source Capital and Crescent Funds, all FPA funds.

Key experience, qualifications, attributes and skills:

Mr. Pisano’s 20 years of experience as a partner specializing in business litigation while at O’Melveny & Myers LLP, followed by his hands-on management of international business operations, marketing and business development while employed by the leaders in the entertainment industry provide a wealth of experience, especially in the areas of acquisitions and legislative and regulatory affairs, to the Board and to the Company.

Michael H. Wargotz Age 60 Director since May 2009	Mr. Wargotz is currently an Executive Officer in residence at Axcess Worldwide, a strategy-lead, brand experience agency, which he co-founded in 2001. From July 2011 to June 2017, he was the Chairman of Axcess Ventures, an affiliate of Axcess Worldwide. Previously, he served as the Chief Financial Officer of The Milestone Aviation Group, LLC, a global aviation leasing company, from August 2010 through June 2011; Co-Chairman of Axcess Worldwide, from August 2009 through July 2010; and as the Chief Financial Advisor of NetJets, Inc., a leading provider of private aviation services, from December 2006 through August 2009. From June 2004 to November 2006, he was a Vice President of NetJets. Mr. Wargotz currently serves on the Board of Wyndham Destinations as Chair of its Audit Committee and as a member of its Executive Committee and of its Compensation Committee. From April 2013 to June 2017, Mr. Wargotz served on the Board of CST Brands, Inc.

Key experience, qualifications, attributes and skills:

Mr. Wargotz brings to the Board more than 30 years of experience as a financial professional and advisor in leadership roles for both public and private companies and is an experienced public company board member.

The Board of Directors unanimously recommends that stockholders vote FOR election to the Board of Directors of each of the four director nominees set forth above.

Continuing Directors:

The following persons are the members of our Board of Directors whose terms of office do not expire until after the Annual Meeting and who are therefore not standing for re-election at the Annual Meeting:

Anthony Cherbak Age 64 Director since August 2009 Mr. Cherbak’s term of office as one of our directors expires at the Annual Meeting in 2019.	In October 2016, Mr. Cherbak retired from the Company as Chief Executive Officer but has continued to serve as a member of the Board of Directors, a position he has held since 2009. Mr. Cherbak was also employed as an Executive Advisor to the Company from October 2016 to February 2018. Mr. Cherbak served as the Company’s President and Chief Executive Officer from 2013 to 2016 and was the Company’s President and Chief Operating Officer from 2009 to 2013. He previously held the positions of Executive Vice President of Operations from July 2005 to August 2009 and President of International Operations from November 2008 to August 2009. He joined the Company in July 2005 from Deloitte & Touche LLP, a professional services firm, where he spent the majority of his career as an audit partner in the Orange County, California office. While with Deloitte & Touche LLP, Mr. Cherbak led the firm’s consumer business practice for its Pacific Southwest region and most recently served as the Partner in Charge of the Orange County audit practice.

Key experience, qualifications, attributes and skills:

Mr. Cherbak brings to the Board over 35 years of professional services, operations and financial management experience. This experience uniquely qualifies him to advise the Company in its growth strategy and containment of costs. Mr. Cherbak’s former service as an Executive Officer of the Company allows him to bring to the Board insight into the operations of the Company, its challenges and opportunities for growth.

Neil F. Dimick Age 69 Director since November 2003 Mr. Dimick’s term of office as one of our directors expires at the Annual Meeting in 2019.	Prior to joining the Board, Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation, a pharmaceutical services provider, from August 2001 to May 2002. He served as Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, as well as a director and a member of the Bergen Board’s Finance, Investment and Retirement Committees, for more than five years prior to its merger with AmeriSource Health in 2001. Mr. Dimick began his professional career as a corporate auditor with Deloitte & Touche LLP, a professional services firm. He was a partner with the firm for eight years and served for two years as the National Director of the firm’s Real Estate Industry Division. Mr. Dimick currently serves on the Board of Directors of WebMD Health Corp., where he serves as a member of the Executive and Audit Committees and as Chairman of the Nominating and Governance Committees; and Mylan, Inc., where he serves as Chairperson of the Audit and member of the Executive Committee Finance and Compensation Committees. Mr. Dimick formerly served on the board of Thoratec Corporation, where he was Chairman of the Board and a member of the Audit and Corporate Governance and Nominating Committees and Alliance HealthCare Services, Inc., where he served as Chairperson of the Audit Committee and member of the Strategic Planning and Finance and Nominating and Corporate Governance Committees.

Key experience, qualifications, attributes and skills:

Mr. Dimick brings to the Board and the Audit Committee he chairs, 20 years of public accounting experience, including eight years as a partner at Deloitte & Touche LLP, experience as a Chief Financial Officer for a large-cap publicly traded international company and continued involvement with public company boards and board committees, all of which provide our Board with in-depth knowledge of the many critical financial and risk-related issues facing public companies today.

Kate W. Duchene Age 55 Director since January 2018 Ms. Duchene’s term of office as one of our directors expires at the Annual Meeting in 2019.	Ms. Duchene is our Chief Executive Officer, a position to which she was promoted in December 2016. Between 1999 and 2016, Ms. Duchene was our Chief Legal Officer, Secretary and Executive Vice President of Human Resources. In 2012, Ms. Duchene also assumed leadership of RGP Legal, our legal and regulatory consulting practice. Prior to joining Resources Connection, Ms. Duchene practiced law with O’Melveny & Myers LLP, an international law firm, in Los Angeles, California, specializing in labor and employment matters. Ms. Duchene was with O’Melveny & Myers LLP from October 1990 through December 1999, most recently as a Special Counsel.

Key experience, qualifications, attributes and skills:

As our chief executive officer, Ms. Duchene brings to our Board of Directors valuable leadership experience and a deep and thorough understanding of our operations, the day-to-day management of our business and our industry as a whole.

Robert F. Kistinger Age 65 Director since August 2006 Mr. Kistinger’s term of office as one of our directors expires at the Annual Meeting in 2020.	Mr. Kistinger was the Chief Operating Officer of Bonita Banana Company from 2009 to 2014 and now continues to serve as an Executive Advisor to the company. He was formerly President and Chief Operating Officer of the Fresh Group of Chiquita Brands International, Inc. (“Chiquita”). Mr. Kistinger was employed at Chiquita for more than 27 years and held numerous senior management positions in accounting, financial analysis and strategic planning roles. Prior to joining Chiquita, Mr. Kistinger was with the accounting firm of Arthur Young & Company for six years.

Key experience, qualifications, attributes and skills:

Mr. Kistinger has held leadership positions in large multinational companies with operations in Latin America, developing critical financial and international operations expertise, Mr. Kistinger’s knowledge, insight and experience are invaluable to the Company and to the Board as we continue to provide services and solutions to our clients around the world.

Marco von Maltzan Age 63 Director since July 2018 Mr. von Maltzan’s term of office as one of our directors expires at the Annual Meeting in 2020.	Mr. von Maltzan, in addition to having served as the Chairman of the Supervisory Board of taskforce—Management on Demand AG, has served as the Chairman of the Supervisory Board of industrial holding Greiffenberger AG since 2016, and, since 2015, has been the Deputy Chairman of the Shareholder Committee and member of the Audit Committee of food conglomerate Pfeifer & Langen Industrie- und Handels-KG. Mr. von Maltzan started his professional career in 1983 with top management consulting firm Roland Berger. In 1987, he joined BMW Group where he held various senior management positions, acting lastly as CEO of BMW Motorrad, BMW’s motorcycle division from 1999 to 2002. From 2003 to 2007, Mr. von Maltzan served as CEO of automotive supplier BERU AG which was sold to Michigan-based BorgWarner, Inc. From 2008 to 2011, Mr. von Maltzan acted as CEO of Profine Group, a leading producer of PVC profiles. Mr. von Maltzan has also held various Board of Director and Interim CEO assignments in the past. Mr. von Maltzan is a Certified engineer who holds a Master’s degree in Mechanical Engineering from RWTH Aachen University as well as a Master’s degree in Business Administration from INSEAD, Fontainebleau.

Key experience, qualifications, attributes and skills:

Mr. von Maltzan brings to the Board over 35 years of international and industry specific operational experience. This experience uniquely qualifies him to advise the Company in its international growth strategy.

Jolene Sarkis Age 68 Director since April 2002 Ms. Sarkis’ term of office as one of our directors expires at the Annual Meeting in 2020.	Ms. Sarkis has been a private marketing and advertising consultant since 2001. Ms. Sarkis held various positions of responsibility for Time Inc. from 1985 to 2001 in sales and marketing, primarily for Time Inc.’s leading publications which include Time, People, Sports Illustrated, Fortune and Money. Ms. Sarkis served as Publisher of Fortune from 1996 to 2001 and, additionally, as President of Fortune from 1999 to 2001. She is currently Executive Vice President of CFS Restaurant Group, Inc., a position she has held since 2011.

Key experience, qualifications, attributes and skills:

Ms. Sarkis’ business experience in operations management and business development brings a unique skill set to the Board and to the Company in the critical areas of leadership and strategic planning, as well as marketing and human resources.

Anne Shih Age 71 Director since October 2007 Ms. Shih’s term of office as one of our directors expires at the Annual Meeting in 2020.	Ms. Shih is actively involved in many philanthropic endeavors, including her 25 years with the Bowers Museum in Santa Ana, California, where she currently serves as Chairwoman of the Board of Governors, a position she has held since 2010. Ms. Shih is an honorary president of the Chinese Cultural Arts Association, a position she has held since 2003 and was also Deputy Secretary of the Chinese Women’s League Los Angeles Chapter. In 2008, Ms. Shih was awarded a Certificate of Special Congressional Recognition from the U.S. Congress for her outstanding and invaluable service to the community. In 2010, Ms. Shih was made the first Official World Ambassador of Cultural Heritage for Shaanxi Province, China.

Key experience, qualifications, attributes and skills:

Ms. Shih’s strong business and personal relationships in Greater China are important to the Company and the Board as we continue to expand our international operations in Asia.

EXECUTIVE OFFICERS

The following table sets forth information about our current executive officers. Each of our executive officers serves at the pleasure of the Board of Directors:

Name	Age	Position
Kate W. Duchene	55	Chief Executive Officer, President and Director
Herbert M. Mueller	61	Chief Financial Officer and Executive Vice President
John D. Bower	57	Chief Accounting Officer

Kate W. Duchene.    Effective December 14, 2016, Ms. Duchene was named our President and Chief Executive Officer. Biographical information regarding Ms. Duchene is set forth above under the caption “Proposal 1. Election of Directors.”

Herbert M. Mueller.    Effective August 29, 2016, Herbert M. Mueller was named our Executive Vice President and Chief Financial Officer. Prior to his appointment as the Executive Vice President and Chief Financial Officer, Mr. Mueller served as the Company’s Managing Director in the Atlanta practice from November 2013 to August 2016 and as a Director of Client Service from January 2012 to November 2013. Prior to joining the Company, Mr. Mueller served as Senior Vice President and Chief Financial Officer of TAA Partners, Inc. and Chief Financial Officer of Delta Apparel.

John D. Bower.    Effective August 17, 2016, Mr. Bower was appointed as our Chief Accounting Officer. Prior to his appointment as Chief Accounting Officer, Mr. Bower served as our Senior Vice President of Finance from 2005 to 2016 and controller from 1998 to 2005. Prior to joining the Company, Mr. Bower spent nine years with Deloitte  & Touche LLP and served as the Director of SEC Reporting at FHP International for five years.

BOARD OF DIRECTORS

Board Leadership Structure

The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer of the Company in any way that is in the best interests of the Company and its stockholders at a given point in time. The Board believes that the decision as to who should serve as Chairman of the Board and Chief Executive Officer, and whether these offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandating that such positions be separate. The Company currently separates the roles of Chief Executive Officer and Chairman of the Board, with Mr. Murray currently serving as Chairman of the Board. Ms. Duchene serves as our Chief Executive Officer and is the individual with primary responsibility for managing the Company’s day-to-day operations with in-depth knowledge and understanding of the Company. This leadership structure permits Mr. Murray to focus on providing guidance to our Chief Executive Officer and to set the agenda for, and preside over, meetings of the Board of Directors. Mr. Murray, also our Company’s founder, has served as Chairman of the Board in a non-employee director status since his retirement as an employee and executive officer of the Company in August 2015. While Mr. Murray may be considered independent under the Nasdaq listing requirements because he has not served as an employee of the Company for over three years, under corporate governance best practices and ISS and Glass Lewis proxy voting policies, a former Chief Executive Officer and founder would not be considered independent. Therefore, the Board has designated A. Robert Pisano to serve as Lead Independent Director, with responsibilities that are similar to those typically performed by an independent chairman. The Company’s Lead Independent Director is appointed annually by the Board, and coupled with the Chairman position, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.

The responsibilities of our Chairman and our Lead Independent Director are summarized in the table below.

Chairman

–	Calls meetings of the Board and stockholders

–	Chairs meetings of the Board and the annual meeting of stockholders

–	Establishes Board meeting schedules and agendas

–	Ensures that information provided to the Board is sufficient for the Board to fulfill its primary responsibilities

–	Communicates with all directors on key issues and concerns outside of Board meetings

–	With the Lead Independent Director, jointly recommends Committee Chair positions to full Board and the Corporate Governance and Nominating Committee

–	Provides suggestions to the Corporate Governance and Nominating Committee with respect to the composition and structure of the Board and Board recruitment efforts

–	Leads the Board review of management succession and development plans

–	Represents the Company to, and interacts with, external stockholders and employees

Lead Independent Director

–	Calls meetings of the independent directors

–	Sets agenda and chairs executive sessions of the independent directors

–	Available to chair meetings of the Board when there is a potential conflict of interest with the Chairman on issues to be discussed or the Chairman is absent

–	Provides input to the Chairman on the scope, quality, quantity and timeliness of the information provided to the Board

–	Serves as a conduit to the Chairman of views and concerns of the independent directors

–

Collaborates with the Corporate Governance and Nominating Committee on questions of possible conflicts of interest or breaches of the Company’s governance principles by other directors, including the Chairman

–	Oversees the process of hiring or firing a Chief Executive Officer, including any compensation arrangements

–	Recommends to the Board the retention of outside advisors who report directly to the Board

–	Participates with the Compensation Committee Chair in communicating performance feedback and compensation decisions to the Chief Executive Officer

The Board believes the Company’s corporate governance measures ensure that strong, independent directors continue to oversee effectively the Company’s management and key issues related to executive compensation, evaluation of our Chief Executive Officer and succession planning, strategy, risk, and integrity.

Director Independence

As required by the Company’s Corporate Governance Guidelines and Committee Charters, our Board of Directors has determined that each of Ms. Crawford, Mr. Dimick, Mr. Kistinger, Mr. von Maltzan, Mr. Pisano, Ms. Sarkis, Ms. Shih and Mr. Wargotz is an “independent director” under the Nasdaq Listing Rules. While Mr. Murray has not been employed in any capacity by the Company since August 31, 2015 and may thus be considered an “independent director” under Nasdaq Listing Rules as of September 1, 2018, the Board of Directors has not yet considered his independence in accordance with the Company’s Corporate Governance Guidelines and will do so at the next meeting. Mr. Cherbak was employed as an Executive Advisor to the Company until February 28, 2018, and Ms. Duchene is currently employed as the President and Chief Executive Officer of the Company; accordingly, neither qualifies as an “independent director” under the Nasdaq Listing Rules. There were no transactions, relationships or arrangements engaged in by these directors which the Board considered in making its independence determination.

Committees of the Board of Directors

The Company’s standing Board committees consist of (1) an Audit Committee, (2) a Compensation Committee, and (3) a Corporate Governance and Nominating Committee. Each committee of the Board is comprised entirely of independent directors under the Nasdaq Listing Rules and, for members of the Audit Committee, the applicable rules of the SEC. As referenced above, the Board of Directors also designates a Lead Independent Director to serve as a representative for the independent directors and to facilitate communications among the independent directors and management. The Corporate Governance and Nominating Committee will consider newly appointed director, Mr. von Maltzan, for membership on one or more of the standing Board committees during fiscal 2019. The following identifies the current members of each of the Company’s standing Board committees and indicates the number of meetings held by each committee during fiscal 2018:

	Audit	Compensation	Corporate Governance and Nominating	Board of Directors
A. Robert Pisano, Lead Independent Director		Member	Chair	Independent
Susan Crawford			Member	Independent
Neil Dimick	Chair	Member		Independent
Robert Kistinger	Member		Member	Independent
Jolene Sarkis		Chair		Independent
Anne Shih			Member	Independent
Michael Wargotz	Member	Member		Independent
Number of Meetings Held in Fiscal Year 2018	8	7	4	5

Attendance at Meetings

Our Board of Directors met five times during fiscal 2018. All directors attended at least 75% of the aggregate of Board of Directors meetings and meetings of the committees upon which he or she serves.    The Company’s policy is that directors should make themselves available to attend the Company’s annual meeting of stockholders. All then members of our Board attended our 2017 annual meeting of stockholders.

Committee Charters

The Board of Directors annually reviews and approves the charter of each of the committees. The Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee Charters were reviewed and approved on July 26, 2018, and are available on the Investor Relations — Corporate Governance section of the Company’s website at www.rgp.com.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Mr. Pisano (Chairperson), Ms. Crawford, Mr. Kistinger and Ms. Shih. The Corporate Governance and Nominating Committee met four times during fiscal 2018.

Governance-Related Duties.    The Corporate Governance and Nominating Committee is responsible for overseeing the corporate governance principles applicable to the Company, and the Company’s Code of Business Conduct and Ethics, which is reviewed by the entire Board of Directors annually. See “Corporate Governance Guidelines and Code of Business Conduct and Ethics” below. In addition, the Corporate Governance and Nominating Committee annually reviews the Company’s compliance with the Nasdaq Listing Rules and reports the conclusions of such review to the Board.

Nominating-Related Duties.    The Corporate Governance and Nominating Committee is also responsible for overseeing the process of nominating individuals to stand for election or re-election as directors. In doing so, the Corporate Governance and Nominating Committee reviews and makes recommendations to the Board with respect to the composition of the Board, tenure of Board members, and qualifications, skills and attributes for new directors. The Corporate Governance and Nominating Committee may also retain a professional executive search firm, on an as-needed basis, to assist in the identification and recruitment of independent Board candidates. The Company did not retain a professional executive search firm during fiscal 2018 for Board member recruitment activities. While the Corporate Governance and Nominating Committee normally is able to identify an ample number of qualified candidates from its own resources and from candidates identified by a professional executive search firm, it will consider stockholder suggestions of persons to be considered as nominees, as further described below under “— Selection of Director Candidates.” Any director candidates recommended by the Company’s stockholders in accordance with the Company’s policy regarding such recommendations will be given consideration by the Corporate Governance and Nominating Committee, consistent with the process used for all candidates and in accordance with the Company’s policy regarding such recommendations.

Board Composition & Succession Planning.     Given the tenure and longevity of the Board, coupled with management changes and business transformation, the Corporate Governance and Nominating Committee requested that management research peer best practices on effective Board composition, refreshment and succession planning with a plan to evolve the Board of Directors over the next 1-3 years. While the Corporate Governance and Nominating Committee and management are in preliminary stages of identifying the skills, experience and background necessary to allow the Board to guide the Company through its next stage, the Corporate Governance and Nominating Committee and Board of Directors decided to keep the current retirement age of 72 and provide one final waiver to Mr. Pisano to allow him to stand for re-election this year. The Company also added two new Board members during the past year. In January 2018, the Company appointed to the Board, our President and Chief Executive Officer, Kate W. Duchene, and in July 2018, the Board appointed Mr. Marco von Maltzan. Ms. Duchene brings to the Board of Directors her valuable leadership experience and a thorough understanding of the day-to-day management and operations of our business. Mr. von Maltzan brings international expertise to the Board of Directors as we continue to strengthen our practices in Europe generally and Germany in particular. Ms. Duchene will stand for election in 2019 and Mr. von Maltzan will stand for election in 2020.

Selection of Director Candidates.    The Corporate Governance and Nominating Committee’s process for identifying and evaluating new director candidates is as follows: If determined appropriate, the Corporate Governance and Nominating Committee may retain a professional executive search firm to assist the Corporate Governance and Nominating Committee in managing the overall process, including the identification of new director candidates who meet certain criteria set from time to time by the Corporate Governance and Nominating Committee. All potential new director candidates, whether identified by the search firm, stockholders or Board members, are then reviewed by the Corporate Governance and Nominating Committee, our executive officers, and at times by the search firm. In the course of this review, some candidates are eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other relevant reasons. The Corporate Governance and Nominating Committee then decides which of the remaining candidates most closely match the established criteria, described in the subsequent paragraph, and are therefore deserving of further consideration. The Corporate Governance and Nominating Committee then discusses these new director candidates, decides which of them, if any, should be pursued, gathers additional information if desired, conducts interviews and decides whether to recommend one or more of the candidates to the Board of Directors for nomination. In connection with this review, the Corporate Governance and Nominating Committee also reviews and considers each of the incumbent directors for continuing Board membership after his or her term expires. The Board discusses the Corporate Governance and Nominating Committee’s recommended candidates, decides if any additional interviews or further background information is desirable and, if not, decides whether to nominate one or more candidates. Those nominees are named in the proxy statement for election by the stockholders at the annual meeting (or, if between annual meetings, the nominees may be elected by the Board itself to fill any vacancies on the Board).

In order to be recommended by the Corporate Governance and Nominating Committee, a candidate must meet the following selection criteria, as described in the Company’s Corporate Governance Guidelines: personal integrity, intelligence, relevant business background, independence, expertise in areas of importance to the Company’s objectives, and sensitivity to the Company’s corporate culture and responsibilities. The Corporate Governance and Nominating Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees, but looks for individuals with specific qualifications so that the Board as a whole may maintain an appropriate mix both of experience, background, expertise and skills, and of age, gender, and ethnic and racial diversity. These specific qualifications may vary from one year to another, depending upon the composition of the Board at that time.

Below, we identify and describe the key experience, qualifications, attributes and skills the Committee considers important in light of Resources Connection’s business:

•

Business Sector Knowledge and International Experience.    We value directors with backgrounds that include the many business sectors that make up our core business — finance and accounting, risk management, information management, human capital, supply chain, legal and regulatory, corporate advisory and restructuring services. In order to continue to operate and expand as a global multinational professional services firm, we also look for directors with international expertise.

•

Management, Accounting and Finance Expertise.    We value management experience in our directors as it provides a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. While we require specific financial qualifications and expertise for Audit Committee membership, we expect all of our directors to be financially knowledgeable.

•

Business Judgment, Leadership and Strategic Vision.    We value directors with experience in significant leadership positions who are able to provide sound business judgment, share tested leadership skills and have the insight necessary to formulate a strategic vision.

Director Candidates Recommended by Stockholders.    The Corporate Governance and Nominating Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any Resources Connection stockholder. Any stockholder wishing to recommend an individual as a nominee for election at the Annual Meeting of Stockholders to be held in 2019 should send a signed letter of recommendation, to be received before May 17, 2019, to the following address: Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614: Attn: Alice J. Washington, General Counsel. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as brief biographical information setting forth past and present directorships, employment, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. Our Bylaws include additional requirements regarding nominations of persons at a stockholders’ meeting other than by the Board of Directors. See “Questions and Answers — When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2019 annual meeting?”

Compensation Committee

The current members of the Compensation Committee are Ms. Sarkis (Chairperson), Mr. Dimick, Mr. Pisano and Mr. Wargotz. The Compensation Committee met seven times during fiscal 2018.

The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to the compensation of the Company’s NEOs. The Compensation Committee reviews and approves the compensation arrangements, plans, policies and programs that apply to our NEOs. Pursuant to the written charter of the Compensation Committee, its principal responsibilities include, among other things:

•

To review and approve the goals and objectives relevant to the compensation of our Chief Executive Officer, to evaluate the performance of our Chief Executive Officer and to determine the terms of the compensatory agreements and arrangements for our Chief Executive Officer;

•	To review and approve all of the Company’s compensation programs applicable to our other executive officers, including all forms of salary and grants of annual incentives and equity compensation;

•

To approve any new compensation plan or any material change to an existing compensation plan available to executive officers and to make recommendations to the Board of Directors with respect to equity and incentive plans subject to stockholder approval;

•	To review and approve severance or similar payments to the Company’s executive officers; and

•	To review and evaluate the Company’s long-term strategy of employee compensation and utilization of different types of compensation plans in consultation with senior management.

The Compensation Committee’s charter permits it to delegate duties and responsibilities to sub-committees or the Company’s management. However, the Compensation Committee has no current intention to delegate any of its authority with respect to determining senior officer compensation to any sub-committee or to management. The Compensation Committee takes into account our Chief Executive Officer’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for the Company’s executive officers other than the Chief Executive Officer. In particular, the Compensation Committee considered the Chief Executive Officer’s recommendations regarding the appropriate base salaries and annual incentive compensation opportunity payouts under the EIP for fiscal 2018 for our NEOs (other than for our Chief Executive Officer whose base salary and annual incentive compensation was determined by the Compensation Committee).

Pursuant to its charter, the Compensation Committee is authorized in its sole discretion to retain compensation consultants to assist it in carrying out its duties. The Compensation Committee has the authority to approve any compensation consultant’s fees and other retention terms. The Compensation Committee determines whether to retain a compensation consultant on an annual basis in light of the status of the management team and the business needs of the organization at the relevant time. The Compensation Committee did not engage a compensation consultant during fiscal 2018 to provide advice or recommendations on the amount or form of executive and director compensation. In order to assist the Compensation Committee’s evaluation of executive compensation, however, during fiscal 2018, the Company subscribed to Main Data Group Inc.’s Snapshot Data Platform, which is a web-based provider of historical information, products and proprietary survey data regarding executive compensation. At the beginning of fiscal 2019, the Company moved from Main Data Group Inc.’s Snapshot Data Platform to Equilar’s Insight Data Platform which is also a web-based provider of historical information, products and proprietary survey data regarding executive compensation. The Compensation Committee used the data from both companies generally as background information to assist in its decision making process.

Audit Committee

The Audit Committee of our Board of Directors consists of three directors, Mr. Dimick (Chairperson), Mr. Kistinger and Mr. Wargotz, each of whom is independent as required by the Nasdaq Listing Rules and applicable rules of the SEC. All three members of the Audit Committee qualify as financial experts. The Audit Committee met eight times during fiscal 2018.

The Audit Committee reviews our auditing, accounting, financial reporting and internal control functions, appoints and engages, on behalf of our Board of Directors, the Company’s independent registered public accounting firm and oversees the Company’s risk assessment and risk management policies, particularly the management of financial risks, and also receives regular reports from our Vice President of Internal Audit, who directly reports to the Chairperson of the Audit Committee. Additionally, the Audit Committee reviews and approves the provision of services by our independent registered public accounting firm, as described under “Proposal 2. Ratification of the Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2019” below, under the caption “All Other Fees”, to ensure such services are compatible with maintaining the independence of the independent registered public accounting firm. In discharging its duties, the Audit Committee:

•	Appoints, compensates, retains and oversees the work of the independent registered public accounting firm;

•	Reviews and approves the scope of the annual audit and the independent registered public accounting firm’s fees;

•	Meets independently with our internal finance and audit staff, our independent registered public accounting firm and our senior management; and

•

Consults with our independent registered public accounting firm with regard to the plan of audit, the results of the audit and the audit report and confers with the independent registered public accounting firm regarding the adequacy of internal accounting controls.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial and strategic risks. Also, the involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our corporate governance documents, is critical to the determination of the types and appropriate levels of risk the Company undertakes. The Board’s committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Corporate Governance and Nominating Committee oversees the management of risks associated with the composition of the Board of Directors and other types of corporate governance risks within its area of responsibility. The Audit Committee oversees the Company’s risk assessment and management policies, particularly the management of financial risks and also receives regular reports from our Vice President of Internal Audit, who directly reports to the Chairperson of the Audit Committee. The Audit Committee also oversees risks related to cybersecurity. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through the committee reports regarding such risks. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Board of Directors believes the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and, therefore, do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

Risk Assessment of Compensation Programs

We have reviewed our compensation programs across the Company to determine whether they encourage unnecessary or excessive risk taking, and we have concluded that they do not.

In particular, as to our compensation arrangements for our NEOs, the Compensation Committee takes risk into account in establishing and reviewing these arrangements. The Compensation Committee believes that our executive compensation arrangements do not encourage unnecessary or excessive risk taking for several reasons. First, the base salaries of our NEOs are fixed in amount and thus do not encourage risk taking. Second, while our annual incentive program focuses on achievement of short-term or annual goals and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the annual incentive program is only one component of our overall compensation program and balanced by the focus of our long-term incentive awards on driving longer-term stockholder gains. Third, the Compensation Committee retains authority to exercise its discretion in determining the amount to award under the qualitative component of our NEO annual incentive program based on its subjective assessment of the Company’s performance, the executive’s individual performance, and any other factors the Compensation Committee may consider — including exposure to risk and risk management. Fourth, annual incentive awards are capped pursuant to our plan so that our NEOs are not able to achieve unlimited reward for taking significant risk. The Compensation Committee believes that the annual incentive program appropriately balances risk and the desire to focus executives on specific short-term goals important to our success, and that it does not encourage unnecessary or excessive risk taking over a short or long term measure.

In addition, a significant portion of the compensation provided to our NEOs is in the form of stock options that are important to help further align each executive’s interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to our stock price, and since awards are generally granted on an annual basis and subject to long-term vesting schedules to help ensure that NEOs always have significant compensation opportunities tied to long-term stock price performance.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Corporate Governance Guidelines.    Our Board has adopted Corporate Governance Guidelines, which direct our Board’s actions with respect to, among other things, the Board’s responsibilities, Board composition and selection of directors, Board meetings, the Board’s standing committees and procedures for appointing members of these committees, stockholder communications with the Board, Board compensation, conduct and ethics standards for directors, and indemnification of directors. A current copy of our Corporate Governance Guidelines is posted on the Investor Relations — Corporate Governance section of our website at www.rgp.com.

Code of Business Conduct and Ethics.    The Company has also adopted a Code of Business Conduct and Ethics that applies to everyone in the Company, including all of its directors, executive officers and employees. A current copy of our Code of Business Conduct and Ethics is posted on the Investor Relations — Corporate Governance section of the Company’s website at www.rgp.com. In addition, waivers from, and amendments to, our Code of Business Conduct and Ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, will be timely posted on the Investor Relations — Corporate Governance section of the Company’s website at www.rgp.com to the extent required by applicable SEC and Nasdaq rules.

Communications with the Board

Our Board of Directors provides a process for stockholders to send communications to the Board of Directors, to individual directors or to groups of directors, including non-management directors as a group. Communications should be sent to the Company’s corporate headquarters at 17101 Armstrong Avenue, Irvine, CA 92614, addressed to the attention of the specific group or individual or, if the communication is intended for all non-management directors, to the Chairperson of the Corporate Governance and Nominating Committee, the Chairperson of the Compensation Committee or the Chairperson of the Audit Committee and marked “Confidential, Intended for Recipient’s Review Only.” Upon receipt of any such communication, the material is forwarded directly to the addressee. If the communication is not directed to a specific individual, the material is forwarded to the Chairperson of the Audit Committee who reviews the content to determine its relevance and appropriate audience. The Company also maintains a Corporate Integrity Hotline, monitored by the Chairperson of the Audit Committee, so that any employee, stockholder or other interested party may use this vehicle to report problems or concerns involving ethical or compliance violations or complaints regarding accounting, internal accounting controls or auditing matters. Information about the hotline is posted on the Investor Relations, Corporate Governance page of our website at www.rgp.com. The toll free number for the Corporate Integrity Hotline is (866) 588-5733.

DIRECTOR COMPENSATION

Under our director compensation policy, annual compensation for the members of our Board of Directors who are not employed by us or any of our subsidiaries (referred to herein as a “non-employee directors”) consists of an annual cash retainer, an additional cash retainer for non-employee directors serving in certain positions as described below, and an annual equity award. In the case of a non-employee director who is newly elected or appointed to our Board of Directors, such director is eligible to receive a prorated cash retainer and an equity award, with the amount and terms thereof to be determined by our Board of Directors or a committee thereof in its discretion. Our Board of Directors reserves the right to modify the director compensation policy from time to time.

Cash Compensation

Pursuant to the terms of our director compensation policy, each non-employee director then in office receives an annual cash retainer (“Annual Board Retainer”) and an additional cash retainer for holding certain positions (“Additional Retainers”). The following table sets forth the schedule of Annual Board Retainer and Additional Retainers as in effect during fiscal 2018:

Type of Fee	Dollar Amount
Annual Board Retainer	$50,000
Additional Annual Retainer for Chairman of the Board	$250,000
Additional Annual Lead Independent Director Retainer	$15,000
Additional Retainer for Audit Committee Chairperson	$20,000
Additional Retainer for Compensation Committee Chairperson	$15,000
Additional Retainer for Corporate Governance and Nominating Committee Chairperson	$10,000
Additional Retainer for Service on the Audit Committee	$5,000
Additional Retainer for Service on the Compensation Committee	$5,000
Additional Retainer for Service on the Corporate Governance and Nominating Committee	$2,500

Each such retainer is paid at the start of each calendar year, and as a result, covers different fiscal years. Newly elected or appointed non-employee directors will receive a pro rata portion of the Annual Board Retainer and any applicable Additional Retainers, with the proration based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director or held the particular position, as the case may be. Non-employee directors are also generally reimbursed for out-of-pocket expenses they incur serving as directors.

Equity Compensation

Annual Equity Award	Restricted stock (or cash, as described below) with a fair value of $100,000 on the grant date
New Director Award	pro rata portion of Annual Equity Award

Annual Equity Awards for Continuing Board Members

On the first trading day of each calendar year, each non-employee director then in office will automatically be granted an award of restricted stock (or, as discussed below, restricted stock units) with respect to shares of the Company’s common stock with a grant value of approximately $100,000 (the “Annual Equity Award”). The number of shares of the Company’s common stock subject to such restricted stock (or restricted stock unit) award will be determined by dividing the Annual Equity Award grant value of $100,000 by the per-share closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share). Directors who own Company stock in excess of ten times the applicable guideline level under our stock ownership guidelines, set forth below under “Compensation Discussion and Analysis — Stock Ownership Guidelines for Directors”, are permitted to elect a vested cash payment in lieu of the annual equity award. In fiscal 2018, Mr. Murray elected to receive cash in lieu of his annual equity award.

Initial Equity Awards for New Directors

Each newly elected or appointed non-employee director is granted an initial award of restricted stock (or, as discussed below, restricted stock units) on joining the Board of Directors. The number of shares subject to such restricted stock (or restricted stock unit) award will be determined by dividing the Annual Equity Award grant value of $100,000 (pro-rated based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director) by the per-share-closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share).

An employee or former employee of the Company or one of its subsidiaries who ceases or has ceased to be so employed and becomes a non-employee director will not be eligible for an initial equity award grant, but will be eligible for cash compensation and annual equity awards on the same basis as other non-employee directors, as described above.

Provisions Applicable to All Non-Employee Director Equity Awards

For fiscal 2018, each equity award granted to the non-employee directors was made under and subject to the terms and conditions of the Company’s 2014 Plan. Non-employee director equity awards will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to the 2014 Plan. Each award will vest in equal annual installments over the four-year period following the grant date. Non-employee directors are also entitled to cash dividend and stockholder voting rights with respect to outstanding and unvested restricted stock awards.

Restricted stock and restricted stock unit awards are generally forfeited as to the unvested portion of the award upon the non-employee director’s termination of service as a director of the Company for any reason. However, in the event the non-employee director ceases to serve as a director due to his or her mandatory retirement as may be required pursuant to the Company’s retirement policy as then in effect for members of the Board, each restricted stock and restricted stock unit award held by the director that is then outstanding and otherwise unvested will generally become immediately vested and nonforfeitable. Restricted stock and restricted stock unit awards granted to non-employee directors, to the extent then outstanding and unvested, will become fully vested and nonforfeitable in the event of a change in control event.

With respect to awards to non-employee directors, the 2014 Plan is administered by the Board, and the Board has the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards to reflect stock splits and similar corporate transactions. Awards are generally non-transferable, except on death.

Directors Deferred Compensation Plan

Our non-employee directors may elect, pursuant to our Directors Deferred Compensation Plan, to defer payment of all or a portion of their compensation for service on the Board.

In the case of a deferral of an equity award, the non-employee director is granted restricted stock units in lieu of restricted stock. Restricted stock units granted in lieu of a restricted stock award are subject to the four-year vesting requirement noted above.

In the case of a deferral of cash compensation, the director receives a number of restricted stock units equal to (1) the amount of the cash compensation being deferred, divided by the per-share closing price of a share of our common stock on the date that the cash compensation would have been paid but for the deferral. Restricted stock units credited in lieu of cash compensation are fully vested.

Restricted stock units credited with respect to deferrals by non-employee directors (“deferred stock units”) cannot be voted or sold. Deferred stock units accrue dividend equivalents, credited in the form of additional stock units, if and when dividends are paid on our common stock. The dividend equivalent stock units are subject to the same vesting and payment terms as the stock units to which they relate. Deferred stock units generally become payable, in a lump sum or a series of installment payments as elected by the director, when the director no longer serves on the Board. Deferred stock units are settled in cash, based on the value of a share of common stock at the time of payment.

The Directors Deferred Compensation Plan is administered by the Board, and the Board has the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding stock units to reflect stock splits and similar corporate transactions.

All non-employee directors, other than Ms. Shih and Mr. Pisano, elected to defer their equity award for the 2018 plan year. None of the directors elected to defer their cash compensation for the 2018 plan year.

DIRECTOR COMPENSATION — FISCAL 2018

The following table presents information regarding the compensation paid for fiscal 2018 to our non-employee directors. The compensation paid to Ms. Duchene, our President and Chief Executive Officer is presented below in the “Executive Compensation Tables for Fiscal 2018 — Summary Compensation Table — Fiscal 2016 — 2018” and the related explanatory tables. Ms. Duchene did not receive separate compensation for service on the Board of Directors. Mr. von Maltzan is not included in the following table as he did not serve on the Board during fiscal 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(g)	(e)
Donald B. Murray(3)	400,000	0	0	0	400,000
Anthony Cherbak(4)	41,918	0	0	125,131	167,049
Susan Crawford	52,500	99,988	0	0	152,488
Neil Dimick	75,000	99,988	0	0	174,988
Robert Kistinger	57,500	99,988	0	0	157,488
A. Robert Pisano	80,000	99,988	0	0	179,988
Jolene Sarkis	65,000	99,988	0	0	164,988
Anne Shih	52,500	99,988	0	0	152,488
Michael Wargotz	60,000	99,988	0	0	159,988

(1)

The amounts reported in column (c) of the table above reflect the fair value on the grant date of the restricted stock (or restricted stock unit) award granted to our non-employee directors during fiscal 2018, as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 11 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 26, 2018.

(2)

As described above, on January 2, 2018, each of our continuing non-employee directors then serving on the Board was granted an award of 6,389 shares of restricted stock, or a grant of restricted stock units if they chose to defer the equity portion of their compensation, with the exception of Mr. Murray who elected to receive cash in lieu of his annual restricted stock. Each such continuing non-employee director’s restricted stock (or restricted stock unit) award had a fair value for financial statement reporting purposes equal to $99,988 on the grant date. See footnote (1) above for the assumptions used to value these awards. The cash paid to Mr. Murray in lieu of his annual equity award is included as part of his cash fees reflected in column (b) of the table above.

(3)

Mr. Murray’s fees earned listed in this table reflect the director retainer fees to which he was entitled that were paid in January 2018 for Board service through calendar 2018 and cash in lieu of his annual restricted stock as set forth in footnote 2 (equaling $400,000). Mr. Murray will next receive director retainer fees in January 2019.

(4)

Mr. Cherbak retired as our President and Chief Executive Officer in fiscal 2017, but continued to be employed by the Company in a non-executive position until February 28, 2018. Mr. Cherbak’s compensation while he was employed by the Company during fiscal 2018 was determined pursuant to his October 20, 2016 employment agreement with the Company. The employment agreement provided that, while Mr. Cherbak was employed by the Company pursuant to the employment agreement, Mr. Cherbak would be paid a base salary at an annual rate of $150,000 and that Mr. Cherbak would continue to participate in the Company’s health, welfare, retirement and other benefit programs offered to Company employees generally. The employment agreement also provided that the Company would pay or reimburse Mr. Cherbak for medical coverage under COBRA for eighteen months following February 2018. The base salary paid to Mr. Cherbak for the portion of fiscal 2018 that he was employed by the Company ($117,115), a fiscal 2018 matching contribution for Mr. Cherbak’s benefit under the Company’s 401(k) plan ($3,462) and COBRA premiums paid for Mr. Cherbak’s benefits during fiscal 2018 ($4,554), are included in column (g) of the table above. In accordance with the October 2016 agreement with Mr. Cherbak, he did not receive separate or additional compensation for service on the Board of Directors while he was employed by us during fiscal 2018, but he was compensated as a non-employee director beginning March 1, 2019. Column (b) of the table above includes the non-employee director compensation paid to Mr. Cherbak in fiscal 2018. Mr. Cherbak did not receive an equity award in fiscal 2018.

Aggregate Outstanding Equity Awards

The following table presents the aggregate number of outstanding unexercised options to acquire shares of Company common stock, number of unvested shares of Company restricted stock and unvested Company restricted stock units, and number of vested Company deferred stock units, held by each of our non-employee directors as of May 26, 2018.

Director	Number of Options Outstanding	Number of Shares of Unvested Restricted Stock and Unvested Restricted Stock Units
Donald B. Murray	530,000	0
Anthony Cherbak	531,750	0
Susan Crawford	14,328	14,960
Neil Dimick	6,000	14,960
Robert Kistinger	6,000	14,960
A. Robert Pisano	11,414	14,960
Jolene Sarkis	6,000	14,960
Anne Shih	6,000	14,960
Michael Wargotz	12,000	14,960

Stock Ownership Guidelines for Directors

We maintain Stock Ownership Guidelines for the non-employee members of the Board of Directors. Please see “Compensation Discussion and Analysis — Stock Ownership Guidelines for NEOs” below for information on the guidelines applicable to our executive officers.

All of our non-employee directors should own Company common stock equal in value to the lesser of two times the annual board retainer or 10,000 shares. Stock that counts towards satisfaction of the ownership guidelines (“Qualifying Shares”) includes:

•	Shares of common stock beneficially held, either directly or indirectly;

•	Restricted stock issued and held whether vested or unvested;

•	Restricted stock units, whether vested or unvested, as well as deferred stock units; and

•	Shares of common stock held following the exercise of a stock option or payment of other equity award.

All individuals covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or change in retainer, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change. The Company’s Stock Ownership Guidelines are available on the Investor Relations — Corporate Governance page of the Company’s website at www.rgp.com.

As shown in the table below, each of our non-employee directors (other than Mr. von Maltzan who recently joined the Board and still has time to satisfy the guidelines) currently meets both the minimum share ownership and dollar amount guidelines (even though only one of the guidelines must be met).

Non-Employee Director Stock Ownership Status

Guideline	10,000 Shares	$100,000
	Qualifying Shares Held[1]	Value as of the Record Date[2]
Donald B. Murray	1,210,304	$18,941,257
Anthony Cherbak	39,700	$621,305
Susan Crawford	41,662	$652,010
Neil Dimick	41,662	$652,010
Robert Kistinger	41,662	$652,010
Marco von Maltzan	2,770	$43,351
A. Robert Pisano	60,130	$941,035
Jolene Sarkis	41,662	$652,010
Anne Shih	47,662	$745,910
Michael Wargotz	35,462	$554,980

[1]	Represents the Qualifying Shares held by the director on August 23, 2018.

[2]	Determined by multiplying the number of Qualifying Shares held by the director on August 23, 2018 by the closing price for a share of Company common stock on that date ($15.65).

POLICY REGARDING TREATMENT OF RELATED PARTY TRANSACTIONS

The Company’s policies and procedures for the review, approval or ratification of related-party transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K are set forth in the written charter of the Audit Committee. Pursuant to its charter, the Audit Committee must review and approve all proposed related-person transactions that are subject to disclosure pursuant to Item 404 of SEC Regulation S-K before the Company is permitted to enter into any such transaction. In fiscal 2018, there were no reportable related-party transactions under Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of August 23, 2018, for:

•	each person known by the Company who beneficially owns more than five percent of the common stock of the Company;

•	each of our directors;

•	each NEO named in the Summary Compensation Table; and

•	all current directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 31,497,812 shares of the Company’s common stock outstanding as of August 23, 2018.

Directors and Named Executive Officers	Number of Shares Beneficially Owned	Percentage of Shares Outstanding**
Donald B. Murray(1)	1,740,304	5.6%
Anthony Cherbak(2)	518,950	*
Kate W. Duchene(3)	358,354	*
A. Robert Pisano(4)	71,544	*
Susan Crawford(5)	62,379	*
John D. Bower(6)	57,055	*
Anne Shih(7)	53,662	*
Neil Dimick(8)	47,662	*
Robert Kistinger(9)	47,662	*
Jolene Sarkis(10)	47,662	*
Michael Wargotz(11)	47,462	*
Herbert M. Mueller(12)	32,087	*
Marco von Maltzan	2,770	*
Executive Officers and Directors as a group (13 persons)(13)	3,084,783	9.8%

5% Stockholders	Number of Shares Beneficially Owned	Percentage of Shares Outstanding**
BlackRock Inc.(14)	3,866,684	12.8%
The Vanguard Group(15)	2,783,538	8.9%
Dimensional Fund Advisors LP(16)	2,509,097	8.0%
Royce & Associates, LP(17)	2,404,806	7.7%

*	Represents less than 1%.

**

We determine beneficial ownership in accordance with the rules of the SEC. We deem shares subject to options that are currently exercisable or exercisable within 60 days after August 23, 2018, as outstanding for purposes of computing the share amount and the percentage ownership of the person(s) holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. For those listed in the 5% Stockholders section of the table, we have reflected the percentage ownership as provided in the filing.

(1)

Includes 1,210,304 shares beneficially owned by Mr. Murray in The Murray Family Trust, Donald B. Murray and Carol E. Murray, Trustees; Murray Family Income Trust, Donald B. Murray and Carol E. Murray, Trustees. Donald B. Murray and Carol E. Murray share voting and investment power over the shares held in these trusts. Also includes 530,000 shares of common stock subject to options exercisable within 60 days of August 23, 2018.

(2)

Includes 25,000 shares beneficially owned by Mr. Cherbak in The Cherbak Family Trust, Anthony C. Cherbak and Debra L. Cherbak Trustees and 1,200 shares owned by Mr. Cherbak as custodian of a child’s account. Mr. Cherbak has sole voting and investment power over shares held in these trusts. Also includes 479,250 shares of common stock subject to options exercisable within 60 days of August 23, 2018.

(3)	Includes 277,000 shares of common stock subject to options exercisable within 60 days of August 23, 2018.

(4)

Includes 10,536 shares beneficially owned by Mr. Pisano in the Pisano Living Trust, Robert A. Pisano Trustee. Mr. Pisano has sole voting and investment power over shares held in the trust. Also includes 11,414 shares of common stock subject to options exercisable within 60 days of August 23, 2018.

(5)	Includes 14,328 shares of common stock subject to options exercisable within 60 days of August 23, 2018.

(6)	Includes 40,150 shares of common stock subject to options exercisable within 60 days of August 23, 2018.

(7)

Includes 6,000 shares beneficially owned and jointly held by Ms. Shih and her husband over which they share voting and investment power. Also includes 6,000 shares of common stock subject to options exercisable within 60 days of August 23, 2018.

(8)	Includes 6,000 shares of common stock subject to options exercisable within 60 days of August 23, 2018.

(9)	Includes 6,000 shares of common stock subject to options exercisable within 60 days of August 23, 2018.

(10)	Includes 6,000 shares of common stock subject to options exercisable within 60 days of August 23, 2018.

(11)	Includes 12,000 shares of common stock subject to options exercisable within 60 days of August 23, 2018.

(12)	Includes 17,500 shares of common stock subject to options exercisable within 60 days of August 23, 2018.

(13)	Includes 1,405,642 shares of common stock subject to options exercisable within 60 days of August 23, 2018.

(14)

According to a Schedule 13G/A filed with the SEC on January 19, 2018, by BlackRock, Inc., as of December 31, 2017, BlackRock, Inc. has sole voting power with respect to 3,781,746 shares of common stock and sole dispositive power with respect to 3,866,684 shares of common stock. The subsidiaries of BlackRock, Inc. that hold shares of our common stock being reported are listed in the Schedule 13G/A. The address of BlackRock, Inc., as listed in the Schedule 13G/A, is 55 East 52nd Street, New York, NY 10055.

(15)

According to a Schedule 13G/A filed with the SEC on February 12, 2018, by The Vanguard Group, Inc., as of December 31, 2017, The Vanguard Group, Inc. has sole voting power with respect to 31,584 shares of common stock, shared voting power with respect to 8,900 shares of common stock, sole dispositive power with respect to 2,745,054 shares of common stock and shared dispositive power with respect to 38,484 shares of common stock. The subsidiaries of The Vanguard Group, Inc. that hold shares of our common stock being reported are listed in the Schedule 13G/A. The address of The Vanguard Group, Inc., as listed in the Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.

(16)

According to a Schedule 13G/A filed with the SEC on February 9, 2018, by Dimensional Fund Advisors LP, as of December 31, 2017, Dimensional Fund Advisors LP has sole voting power with respect to 2,372,569 shares of common stock, and sole dispositive power with respect to 2,509,097 shares of common stock. The address of Dimensional Fund Advisors LP, as listed in the Schedule 13G/A, is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(17)

According to a Schedule 13G/A filed with the SEC on January 23, 2018, by Royce & Associates, LP, as of December 31, 2017, Royce & Associates, LP has sole voting power and sole dispositive power with respect to 2,404,806 shares of common stock. The address of Royce & Associates, LP, as listed in the Schedule 13G/A, is 745 Fifth Avenue, New York, NY 10151.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure of these executive officers, directors and 10% stockholders to file these reports by the required deadlines. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no report on Form 5 was required for such persons, we believe that, for the reporting period covering fiscal 2018, with the exception of Form 4s filed by each of Ms. Duchene, Mr. Mueller and Mr. Bower on November 14, 2017 in connection with stock option grants on November 3, 2017, all executive officers and directors complied, on a timely basis, with all their reporting requirements under Section 16(a) for such fiscal year.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR FISCAL YEAR 2019

The Audit Committee of the Board of Directors has appointed the accounting firm of RSM US LLP as the Company’s independent registered public accounting firm to conduct the annual audit of Resources Connection’s financial statements for fiscal year 2019. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain RSM US LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

A representative of RSM US LLP will be available at the Annual Meeting to answer any appropriate questions concerning the independent registered public accounting firm’s areas of responsibility, and will have an opportunity to make a statement if he or she desires to do so.

Fees

The following table shows information about RSM US LLP’s fees for services provided to the Company in fiscal year 2018 and 2017.

	2018	2017
Audit Fees	$1,179,900	$736,500
Audit Related Fees	$0	$0
Tax Fees[1]	$10,300	$9,500
All Other Fees	$0	$0

[1]	Tax Fees include global compliance and reporting for our tax return and information-reporting requirements.

Audit Committee Policy Regarding Pre-Approval of Services of Independent Registered Public Accounting Firm

As set forth in its charter, the Audit Committee has the sole authority to review in advance, and grant any appropriate pre-approval of: (1) all auditing services to be provided by the independent registered public accounting firm and (2) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and in connection therewith to approve all fees and other terms of engagement. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. In fiscal 2018 and 2017, all fees of RSM US LLP were pre-approved by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2019.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

To the Board of Directors of Resources Connection, Inc.:

As set forth in more detail in the Audit Committee charter, the Audit Committee’s primary responsibilities fall into three categories:

•

first, the Audit Committee is responsible for overseeing the preparation of and reviewing the quarterly and annual financial reports prepared by the Company’s management, including discussions with management and the Company’s outside independent registered public accounting firm regarding significant accounting and reporting matters;

•

second, the Audit Committee is responsible for the engagement, compensation, retention and oversight of all of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting), as well as determining whether the outside registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence); and

•	third, the Audit Committee oversees management’s implementation of effective systems of internal controls.

The Audit Committee has reviewed and discussed with the Company’s management and its independent registered public accounting firm, RSM US LLP, the Company’s audited financial statements for the year ended May 26, 2018, known as the Audited Financial Statements. Management advised the Audit Committee that the Audited Financial Statements were prepared in accordance with generally accepted accounting principles. In addition, the Audit Committee discussed with RSM US LLP the matters required by PCAOB Auditing Standard 1301 (previously Auditing Standard No. 16), Communications with Audit Committees.

The Audit Committee also has received and reviewed the written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with that firm its independence from the Company. The Audit Committee also discussed with the Company’s management and RSM US LLP such other matters, and received such assurances from that firm, as the Audit Committee deemed appropriate.

Management is responsible for the Company’s internal controls and the financial reporting process. RSM US LLP is responsible for performing an independent audit of the Company’s financial statements and the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

Based on the foregoing review and discussions and a review of the reports of RSM US LLP with respect to the Audited Financial Statements, and relying thereon, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in Resources Connection’s Annual Report on Form 10-K for the fiscal year ended May 26, 2018.

THE AUDIT COMMITTEE

Neil Dimick, Chairperson

Robert Kistinger

Michael Wargotz

EXECUTIVE COMPENSATION

The following discussion of named executive officer compensation contains descriptions of various employment- related agreements and employee compensation plans. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the agreements and plans that we have filed as exhibits to our Annual Report on Form 10-K for the year ended May 26, 2018 filed with the SEC on July 23, 2018.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation philosophy, explains the objectives of our compensation programs and sets forth the elements of the compensation paid or awarded to, or earned by our Chief Executive Officer and the other NEOs identified in the Summary Compensation Table — Fiscal Years 2016-2018. This CD&A also provides the Company’s analysis of these policies and decisions.

The Company’s NEOs for fiscal 2018 were:

Name	Age	Position
Kate W. Duchene	55	Chief Executive Officer and President
Herbert M. Mueller	61	Chief Financial Officer and Executive Vice President
John D. Bower	57	Chief Accounting Officer

Fiscal 2018 Executive Summary

The Compensation Committee is responsible for setting the compensation of the NEOs. In determining elements of compensation for fiscal 2018 for our NEOs, the Compensation Committee considered the Company’s business results as discussed in more detail in this CD&A. The following are certain highlights of our business results for fiscal 2018:

•	We achieved revenue of $654.1 million;

•	We generated $18.8 million in net income;

•	We achieved Adjusted EBITDA of $43.0 million[1];

•	We achieved an Adjusted EBITDA Margin of 6.6%[2];

•	We generated $15.4 million in cash flow from operations;

•	We returned $19.4 million to shareholders in fiscal 2018 through the Company’s dividend program and the repurchase of 321,000 shares of common stock through our share repurchase program;

•	We retained 100% of our top 50 clients from fiscal 2017 in fiscal 2018; and

•	We ended fiscal 2018 with $56.5 million in cash and cash equivalents.

Highlights of the executive compensation program for fiscal 2018 include:

•

Base Salaries.    Base salaries for our President and Chief Executive Officer and our Executive Vice-President and Chief Financial Officer remained unchanged from fiscal 2017. Our Chief Accounting Officer’s base salary for fiscal 2018 increased to $265,000.

[1]

See page 38 of Resources Connection, Inc.’s Annual Report on Form 10-K, filed with the SEC on July 23, 2018, for a discussion of the adjustments made and a reconciliation of those adjustments to net income (loss), the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.

[2]	Adjusted EBITDA Margin is Adjusted EBITDA divided by revenue.

•

Annual Incentives.    Our EIP for fiscal 2018 reflects a pay for performance culture. No incentive compensation is earned under the EIP unless the Company achieves a threshold level of financial performance. For fiscal year 2018, the threshold level of financial performance under the EIP was the achievement of 6.5% Adjusted EBITDA performance, which the Company achieved. In fiscal year 2018, the Company achieved 99.6% and 84.0%, respectively, of our target level revenue and Adjusted EBITDA Margin goals under the EIP for fiscal 2018. The Company also achieved the majority of its operational and strategic goals established for the year. Accordingly, and taking into account base salary levels, the Compensation Committee awarded annual cash incentives under the EIP for fiscal 2018 as follows:

•	Ms. Duchene was awarded a total annual incentive of $669,486, representing 51% of her maximum award opportunity or 115% of her target annual incentive opportunity;

•	Mr. Mueller was awarded a total annual incentive of $330,005, representing 59% of his maximum award opportunity or 117% of his target annual incentive opportunity.

•	Mr. Bower was awarded a total annual incentive of $226,870, representing 57% of his maximum award opportunity or 114% of his target annual incentive opportunity.

•

Long-Term Incentives.    In fiscal 2018, the Compensation Committee approved equity incentives, in the form of stock options to our NEOs. These awards were granted under our 2014 Plan and are scheduled to vest over a four-year period. Stock options have value only if our stock price increases after the date the option is granted, thereby further aligning the interest of participating NEOs with those of our stockholders.

•

Stock Ownership Guidelines.    To help focus our NEOs on long-term stockholder value, we maintain guidelines requiring our NEOs to own a significant amount of the Company’s stock. See “Stock Ownership Guidelines for NEOs” below.

Compensation Governance

The Board appoints each executive officer of the Company. The Compensation Committee has responsibility for setting the compensation of our NEOs. The Compensation Committee has sole authority to determine the compensation of our Chief Executive Officer. In setting the compensation of the NEOs other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. See “Board of Directors — Compensation Committee” above for a discussion of the powers and responsibilities of the Compensation Committee and the role that our President and Chief Executive Officer plays in compensation decisions. Except as otherwise noted in this CD&A, the Compensation Committee’s decisions are subjective and the result of its business judgment, which is informed by the experiences of the members of the Compensation Committee.

Compensation Philosophy

Our compensation philosophy is to deliver NEO compensation that will allow us to attract and retain highly qualified executives while maintaining a strong relationship between executive pay and Company performance. In a professional services business, we believe talent is the Company’s “critical” asset. The Company must maintain a compensation program that allows us to compete against public and private firms for exceptional talent around the globe utilizing an appropriate mix of cash and equity reward elements. In structuring our current executive compensation programs, we are guided by the following principles:

•

“At Risk” Compensation/Pay for Performance.    A significant portion of each executive’s compensation should be “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.

•

Competitive Compensation.    The Company’s executive compensation programs should provide a fair and competitive compensation opportunity that enables us to attract and retain superior executive talent in the global market.

•

Alignment with Stockholder Interests.    Executive compensation should be structured to include variable elements that link executives’ financial reward to stockholder return, and executive stock ownership should be encouraged.

We have implemented this pay for performance philosophy through the following program design.

Compensation Program Design

While embracing the Company’s compensation philosophy, the Compensation Committee has designed the executive compensation programs to achieve the following objectives: (1) serve to reinforce the Company’s goals and business objectives, with an eye toward longer-term prosperity and success; (2) pay for performance in a manner that supports growth and innovation without encouraging excessive risk; (3) align the interests of management and stockholders by weighting a significant portion of total reward opportunities on long-term performance awards; (4) allow the Company to attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable elements; and (5) appreciate the culture of the Company in recognizing and supporting outstanding team-based performance and behaviors that demonstrate our core values. As described in more detail below, the material elements of our current executive compensation programs for NEOs include a base salary; an annual, cash-based incentive compensation opportunity; a long-term equity incentive opportunity and potential severance, and other benefits payable in connection with a termination of employment or change in control. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below:

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	• Attract, motivate, reward and retain high-caliber talent

Annual Cash-Based Incentive Compensation Opportunity	• Directly link pay to performance • Incentivize creation of stockholder value • Attract, motivate, reward and retain high-caliber talent

Long-Term Equity Incentives	• Incentivize creation of stockholder value • Directly link pay to performance • Attract, motivate, reward and retain high-caliber talent

Severance and Other Benefits Potentially Payable Upon Termination of Employment or a Change in Control	• Attract, motivate, reward and retain high-caliber talent

Use of Compensation Consultant

During fiscal 2018, the Compensation Committee did not engage an independent compensation consultant. Pursuant to its charter, the Compensation Committee has the authority in its sole discretion to retain an independent consultant as it deems appropriate and necessary. The Compensation Committee did not make significant changes to the compensation program design during the fiscal year and, therefore, determined it was not in the best interests of the Company, nor necessary, to incur the additional costs of engaging such services for fiscal 2018. However, in order to assist the Compensation Committee in conducting its annual review of peer group and other relevant data, the Company subscribed to the services of Main Data Group Inc. and Equilar’s Insight Data Platform, both web-based providers of executive compensation benchmarking, data and analytics. The data included executive compensation information for comparable executives at the companies noted in “Use of Peer Group Data” below. The Compensation Committee used this data generally as background information to assist in its decision making process.

Use of Peer Group Data

The individual compensation elements of our program are intended to create a total compensation package for each NEO that we believe achieves our compensation objectives and provides competitive compensation opportunities relative to companies in our comparative peer group.

In fiscal 2018, as is its annual practice, the Compensation Committee reviewed the composition of the Company’s peer group to help ensure its alignment with the Company’s size, practice areas, business model delivery and geographic reach. The Compensation Committee reviews the composition of the peer group each year and approves any change to the peer group. After a review of both our peers in the marketplace and those that major advisory firms, such as ISS, include in our services sector peer group, the Compensation Committee determined that all the companies that constituted our peer group for our fiscal 2017 executive compensation decisions would be the same for our fiscal 2018 executive compensation decisions, except that The Advisory Board Company was removed because it merged with Optum in November 2017 and CBIZ, Inc. was added to the peer group. For fiscal 2018, the peer group consisted of the following ten professional services companies and we believe it reflects the competitive landscape in which the Company operates and competes for talent.

Peer Group Companies

CBIZ, Inc.	CRA International, Inc.	FTI Consulting, Inc.
Heidrick & Struggles International, Inc.	Hudson Global, Inc.	Huron Consulting Group Inc.
ICF International, Inc	Kforce, Inc.	Korn/Ferry International
Navigant Consulting, Inc.

The chart below contains information on revenues, market capitalization and employee headcount for our named peer group.1

Company Name	Performance Data Date	Annual Revenue ($MM)	Market Cap ($MM)	Number Of Employees
CBIZ, Inc.	12/31/17	855.3	835.9	4,600
CRA International, Inc.	12/31/17	370.1	364.5	631
FTI Consulting, Inc.	12/31/17	1,807.7	1,590.3	4,609
Heidrick & Struggles International, Inc.	12/31/17	640.1	461.1	1,635
Hudson Global, Inc.	12/31/17	456.7	70.3	1,500
Huron Consulting Group Inc.	12/31/17	807.7	859.5	3,083
ICF International, Inc.	12/31/17	1,229.2	978.7	5,500
Kforce, Inc.	12/31/17	1,357.9	637.3	2,600
Korn/Ferry International	4/30/17	1,621.7	1,852	7,232
Navigant Consulting, Inc.	12/31/17	1,032.3	891.3	6,008
Resources Connection, Inc.	5/26/18	654	517	4,153

[1]

The information contained in the chart was obtained from Equilar and based on each peer group company’s public filings. Annual revenues are presented for each peer company for the fiscal year ended as of the performance data date indicated above. Market capitalization information is presented based on the closing trading price for each company’s common stock at its fiscal year-end as of the performance data date indicated above.

In addition to the peer group data, the Compensation Committee also reviews summary statistical information from survey data about general industry practices in private companies and partnerships with which we compete for talent. In reviewing this information, the Compensation Committee does not focus on any one company included in the surveys to make its decisions.

Our compensation evaluation process generally involves comparing the base salaries, annual incentive compensation opportunities, total cash compensation and long-term equity incentive opportunities provided to our NEOs to similar compensation opportunities provided to comparable executives at our peer group companies. Although these benchmarks and other survey data represent useful background, the Compensation Committee exercises its judgment and discretion in setting individual executive compensation packages. This data is used by the Compensation Committee, not to set specific targets vis-à-vis peer company executives, but to assess as background data in determining what it considers in its judgment to be fair and reasonable pay practices for our

NEOs. Our Company operates what we believe is a unique compensation program that reinforces a team-based culture and rewards NEOs for company and team-based results as well as particular individual achievements.

Role of Stockholder Say-on-Pay Votes

The Company’s stockholders are provided with an opportunity to cast an annual advisory vote on the Company’s executive compensation program through the say-on-pay proposal. At the Company’s annual meeting of stockholders held in October 2017, approximately 98.5% of the votes cast supported the Company’s say-on-pay proposal. The Compensation Committee believes this strong result affirms stockholders’ support of the Company’s approach to its executive compensation program. The Compensation Committee did not change its approach to executive compensation, or executive compensation program design for fiscal year 2018, and believes the executive compensation program in place, as in prior years, includes a number of features that further the goals of the Company’s executive compensation program and reflect current best practices. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the NEOs.

Elements of Pay for Named Executive Officers

Base Salary

The Compensation Committee generally reviews the base salary paid to each NEO on an annual basis. Under the NEO’s employment or letter agreement, the Compensation Committee may increase the NEO’s then current base salary on its review, but it may not reduce the base salary level.

In determining whether base salary increases for fiscal 2018 for the NEOs were appropriate, the Compensation Committee considered the base salary levels of other employees within the Company, each NEO’s length of service, the Company’s general financial performance and growth, and the base salaries and total cash compensation earned by comparable executives at the Company’s peer group companies (based on their published data). Based upon the foregoing, the Compensation Committee determined that the 2017 base salary levels for Ms. Duchene and Mr. Mueller remained appropriate and their base salaries were not adjusted for 2018. The Compensation Committee determined that it was appropriate to increase Mr. Bower’s base salary for 2018 to $265,000 in recognition of his significant contributions to the Company and leadership in the finance group.

Column (c) of the “Summary Compensation Table — Fiscal 2016 — 2018” in the “Executive Compensation Tables for Fiscal 2018” section below shows the base salary paid to each NEO for fiscal 2018.

Annual Incentive Compensation

The Compensation Committee’s annual incentive compensation plan is the EIP. Each of the NEOs participated in the EIP for fiscal 2018.

The EIP sets forth each participant’s target annual incentive compensation opportunity and the overall annual incentive structure and mechanics, which includes both a quantitative and qualitative component, used to determine the participant’s incentive cash award for the fiscal year. For fiscal 2018, the Compensation Committee set the following annual incentive compensation opportunities under the EIP:

•

The target annual incentive compensation opportunity for Ms. Duchene was set at 100% of her base salary, and the maximum incentive compensation opportunity was set at 225% of her base salary. The greater incentive compensation opportunity for Ms. Duchene, relative to the other NEOs, reflects her overall responsibilities for the operations and results of the Company.

•	The target annual incentive compensation opportunity for Mr. Mueller was set at 75% of his base salary, and his maximum incentive compensation opportunity was equal to 150% of his base salary.

•	The target annual incentive compensation opportunity for Mr. Bower was set at 75% of his base salary, and his maximum incentive compensation opportunity was equal to 150% of his base salary.

Each NEO’s target and maximum annual incentive percentages were generally determined by the Compensation Committee in its discretion based on its subjective assessment of several factors, including comparable annual incentive opportunities in effect for comparable executives at our peer group companies (based on their published data), total cash compensation and equity awards earned by comparable executives at our peer group companies (based on their published data), internal comparability with percentage targets of other executives within the Company, and the Company’s objective of creating appropriate at-risk incentives to reinforce our team-based management culture and maximize stockholder value. The Compensation Committee also determined that these levels provided for fair and competitive rewards to the NEOs after reviewing historical data regarding the peer group companies and using its own subjective judgment and knowledge of the industry’s pay practices.

Pursuant to the terms of the EIP for fiscal 2018, to trigger any award for any participant, the Company must achieve at least 6.5% “adjusted EBITDA margin” (as defined below). If that goal is attained, 60% of each participant’s incentive opportunity under the EIP is determined based on quantitative components and 40% of each participant’s incentive opportunity under the EIP is determined based on qualitative components.

As noted above, the quantitative component of the EIP constitutes 60% of each participant’s target annual incentive compensation opportunity and is determined based on the Company’s revenue and “adjusted EBITDA margin” results for the fiscal year. These quantitative measures are equally weighted, each representing 30% of the participant’s total target annual incentive opportunity. The “adjusted EBITDA margin” measure is our earnings before interest, taxes, depreciation, amortization and stock-based compensation expense, expressed as a percentage of revenue. The Compensation Committee selected these quantitative performance measures for the EIP because it believes such measures are closely correlated to our annual business objectives and growth in stockholder value, and are straightforward to administer, understand and communicate.

With respect to the quantitative award components, the Company must achieve at least 75% of the revenue performance target for the participants to receive any payment of the portion of their annual incentive linked to that performance metric and the Company must achieve at least 75% of the adjusted EBITDA margin performance target for the participants to receive any payment of the portion of their annual incentive linked to that performance metric. Specifically, for each quantitative performance measure, a threshold payment will be made if the Company achieves performance levels equal to 75% of the target performance level amount, the target payment will be made if the Company achieves performance levels equals to 100% of the target performance level and the maximum payment will be made if the Company achieves performance levels equal to 140% or more of the target performance levels. For each performance measure, the threshold payout and target payout are equal to 30% and 100%, respectively, of the target annual incentive compensation opportunity attributable to the performance measure for each of the participants, and the maximum payout is equal to 225% and 150% of the target amount attributable to the performance measure for Ms. Duchene, and Messrs. Mueller and Bower, respectively. The amounts payable for performance levels in between the threshold, target and maximum performance levels are determined based on a straight line interpolation.

The following table sets forth the target performance levels established by the Compensation Committee for the EIP for fiscal 2018. As shown in the table, the Company achieved 99.6% of the revenue target and 84.0% of the adjusted EBITDA margin target for fiscal 2018 (based on adjusted EBITDA of $45.9 million for fiscal 2018). Fiscal 2018 results for calculating the EIP excluded revenue from our acquisitions as well as their EBITDA and acquisition and integration related expenses.

Metric Definition	Target	Fiscal 2018 Results	Actual Payout Percentage Achieved
Revenue	$610.0 million	$607.3 million	99.6%
Adjusted EBITDA Margin	9.0% of Actual Revenue	7.6%	84.0%

The remaining 40% of each participant’s target annual incentive compensation opportunity is determined based on qualitative measures determined by the Compensation Committee. Such factors generally include the Compensation Committee’s subjective assessment of the Company’s financial performance for the year as a whole (as opposed to the quantitative performance components which measure performance against pre-established targets), the individual participant’s performance for the year with respect to other stated strategic, operational and human capital objectives defined for each individual, and other qualitative team-based performance assessments. The Company believes this mix of predominantly quantitative components coupled with a smaller qualitative component provides appropriate incentives to achieve pre-established goals while giving the Compensation Committee some flexibility to reward other achievements.

For fiscal 2018, the Compensation Committee based its qualitative award determination for the participants on its subjective assessment of the Company’s financial performance, including revenue growth and realized transformation initiatives; successful integration of taskforce and Accretive; achieved synergies created by the acquisitions; client service performance, including, client retention, client penetration and continuity, expansion of global accounts and strategic business model expansion; and human resources management, including, employee retention, development and growth of leadership and management skills, and effective team stewardship of the Company’s culture. The Compensation Committee also gave consideration to the significant operational changes that took place in fiscal 2018, the changes to the focus of the business and the flexibility and leadership that the participants exhibited during the transition period and thereafter. There was no specific weighting of these particular factors. The considerations for the fiscal 2018 EIP awards included the following:

•	We achieved revenue of $654.1 million, up $70.7 million or 12.1% over fiscal 2017;

•	We successfully acquired and integrated two entities – taskforce and Accretive;

•	Excluding acquisitions, our organic revenue increased 8.8%. year-over-year;

•	We evolved our operating model which required investments in business development, talent management and solutions development & deployment to drive future growth;

•

We embarked on a sales transformation project, part of which includes the development of a new incentive plan that provides meaningful, accelerated rewards for outstanding results, and will thus drive higher performance in conjunction with our new operating model;

•	We achieved 100% retention of our top 50 clients during fiscal 2018; and

•	We increased our quarterly dividend during the first quarter of fiscal 2018 to $0.12 per share from $0.11 per share, which was increased to $0.13 per share in July 2018.

Based upon all of the foregoing, as well as its general assessment of competitive compensation practices, the Compensation Committee decided the following under the EIP for fiscal 2018:

•

Although the Compensation Committee noted the achievements listed above, the Compensation Committee determined that the Company did not increase revenue and share value to the full extent management believed possible as viewed against peer company performance. Accordingly, after taking into account the annual incentives to be paid to the participants under the quantitative component of the EIP, the Compensation Committee decided to award annual incentive at less than the target qualitative award.

•	The qualitative award for fiscal 2018 determined by the Compensation Committee for Ms. Duchene amounted to 69% of her base salary (or 76% of the maximum qualitative award available).

•	The qualitative award for fiscal 2018 determined by the Compensation Committee for Mr. Mueller amounted to 53% of his base salary (or 89% of the maximum qualitative award available).

•	The qualitative award for fiscal 2018 determined by the Compensation Committee for Mr. Bower amounted to 51% of his base salary (or 85% of the maximum qualitative award available).

The amounts paid to each participating NEO in respect of his or her annual incentive compensation opportunity under the EIP for fiscal 2018 are presented in column (d) of the “Summary Compensation Table — Fiscal 2016 — 2018” below.

Long-Term Incentive Awards

The Company’s view is that the NEOs’ long-term compensation should be directly linked to the value provided to our stockholders. The NEOs’ long-term compensation is currently awarded in the form of stock options having an exercise price equal to the closing price of the Company’s common stock on the grant date. Stock options are our preferred form of equity award for executives because, as the vehicle is directly tied to stockholder return, the options will not have any value unless the shares of the Company’s common stock appreciate in value following the grant date. If the stock price does not appreciate, the executive does not realize any value from the option. We believe that as a 20-year old company, continuing to build a global footprint, we have significant growth ahead of us. As such, we believe that stock options — which only convey real value with share price appreciation — continue to be the most appropriate equity vehicle to use in our reward programs to align executive and stockholder interests.

Stock option grants to our NEOs typically vest in a series of installments over a four-year vesting period. We believe this four-year vesting period provides an incentive for the NEOs to remain in our employ, and also focuses the NEOs on the long-term performance and business objectives of the Company for the benefit of our stockholders. We believe the four-year vesting period is consistent with compensation practices in the market generally and strikes an appropriate balance between the interests of the Company, our stockholders and the individual NEOs in terms of the incentive, value creation and compensatory aspects of these equity awards.

The size of equity award granted to each of our NEOs is a decision made by the Compensation Committee in the exercise of its business judgment. In making this determination, the Compensation Committee considers its general assessment of the Company’s revenue achievement and return on equity, client retention, Company morale, success in developing a productive management team, corporate governance, performance and risk management. The Compensation Committee also takes into account the total cash compensation paid to the NEOs in our immediately preceding fiscal year, the number and value of options previously granted to the NEOs, dilution effects on our stockholders, the need to make sure that an appropriate number of shares would be available for option awards to less-senior employees, the number and value of long-term equity awards made to comparable executives at our peer group companies (based on their published data), and the goal of providing the NEOs with total long-term equity compensation and total compensation amounts that we think are appropriate and competitive. We believe the size of each NEO’s stock option award is consistent with our compensation objectives of paying for performance and putting a significant portion of the NEOs’ total compensation “at risk.”

After a review of the factors described in the preceding paragraph, the Compensation Committee approved equity awards, in the form of stock options, to the NEOs in fiscal 2018. The Compensation Committee approved the grant of options to purchase 75,000, 35,000 and 20,000 shares of the Company’s common stock for Ms. Duchene and Messrs. Mueller and Bower, respectively. The Board and management fully support the pay for performance principle advocated by ISS, Glass Lewis and other advisory services, and that principle has long been the cornerstone of our executive compensation program. We believe that stock options are performance-based given that our stock price must appreciate after the grant of the awards in order for the awards to have any value. Our Board and management are fully committed to increasing earnings per share thereby positioning the Company to increase dividends in the future and create an environment for improved stockholder returns.

Perquisites

During fiscal 2018, the NEOs were eligible to participate in the Company’s retirement, and health and welfare programs that are generally available to other employees in the Company. In addition, each NEO received a modest automobile allowance or car expense reimbursement. The Compensation Committee believes these modest perquisites are consistent with competitive practices and help us attract and retain talent.

Change In Control and Severance Benefits

Employment Agreements.    The Company believes that severance protections can play a valuable role in attracting and retaining high caliber talent. In the competitive professional services industry in which we operate, where executives are commonly being recruited by both more established companies and by start-up ventures, severance and other termination benefits are an effective way to offer executives financial security to offset the risk of accepting an opportunity with another company. Pursuant to their employment agreements or employment letters, as applicable, in effect during fiscal 2018, each of the continuing NEOs would be entitled to severance payments, in the case of Ms. Duchene and Mr. Mueller, if the executive’s employment was terminated by the Company without cause or by the executive for good reason, and in the case of Mr. Bower, if the executive’s employment was terminated by the Company without cause. Because we believe that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such constructive termination of the executive’s employment. The level of severance benefits for our Chief Executive Officer differs from the other NEOs because of the scope and responsibility of the position and the competitive pay practices for the role. The NEOs’ severance benefits are generally the result of negotiations with the executive and set at levels we believe are reasonable and consistent with our objective of attracting and retaining team-oriented executives.

The continuing NEOs’ employment agreements or employment letters, as applicable, are described in further detail in the narrative following the “Description of Employment Agreements — Cash Compensation” section and in the “Potential Payments upon Termination or Change in Control” section below.

Stock Ownership Guidelines for NEOs

We maintain ownership guidelines for our NEOs. Under the stock ownership guidelines:

•	The Chief Executive Officer should own Company common stock equal in value to the lesser of three times base salary or 100,000 shares.

•	Each other NEO should own Company common stock equal in value to the lesser of two times the executive’s base salary or 20,000 shares.

Stock that counts towards satisfaction of the ownership guidelines (“Qualifying Shares”) includes:

•	Shares of common stock beneficially held, either directly or indirectly;

•	Restricted stock issued and held whether vested or unvested;

•	Restricted stock units, whether vested or unvested, as well as deferred stock units; and

•	Shares of common stock held following the exercise of a stock option or payment of other equity award.

All executive officers covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or compensation, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change. Each of our NEOs has a period of time to satisfy the guidelines. Ms. Duchene satisfies the stock ownership guidelines that were applicable to her prior to her appointment as our CEO and has until January 2022 to satisfy the additional stock ownership guidelines applicable to the CEO. Mr. Mueller and Mr. Bower have until the end of 2021 to satisfy the stock ownership guidelines applicable to other NEOs. The table below shows the ownership of Qualifying Shares held by each of our NEOs as of the record date.

	Share-Based Guideline	Qualifying Shares Held	Market Value Guideline	Market Value of Shares Held as of the Record Date[1]
Kate W. Duchene	100,000	81,354	$1,749,000	$1,273,190
President and Chief Executive Officer
Herbert M. Mueller	20,000	14,587	$750,000	$228,287
Executive Vice President and Chief Financial Officer
John D. Bower	20,000	16,905	$515,960	$264,563
Chief Accounting Officer

[1]	Determined by multiplying the number of Qualifying Shares held by the NEO on August 23, 2018 by the closing price for a share of Company common stock on that date ($15.65).

Insider Trading Policy Summary

The Company’s directors, officers and employees worldwide annually acknowledge the Company’s Insider Trading Policy which advises that if the director, officer or employee is in possession of material, non-public information relating to Resources Connection, it is the Company’s policy that neither the director, officer or employee, nor any person related, may buy or sell securities of Resources Connection or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to trading in the securities of any other company, including our customers or suppliers, if the director, officer or employee has material, non-public information about that company which was obtained in the course of his or her employment with the Company or Board membership.

Tax Deductibility of Executive Compensation

Federal income tax law generally disallows a tax deduction to publicly-held companies for compensation paid to a current or former NEO that exceeds $1 million during the tax year. Certain stock options granted by the Company before November 2, 2017, as well as certain amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. There can be no assurance that any compensation the Company intended to be deductible will in fact be deductible. Although the potential deductibility of compensation is one of the factors the Compensation Committee notes when designing the Company’s executive compensation program, the Compensation Committee has the flexibility to take any compensation-related actions it determines are in the best interests of the Company and its stockholders, including awarding compensation that will not be deductible for tax purposes.

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jolene Sarkis, Chairperson

Neil Dimick

A. Robert Pisano

Michael Wargotz

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above served as members of the Compensation Committee for all of fiscal 2018. No member of the Compensation Committee at any time during the 2018 fiscal year was an executive officer or employee of the Company during or prior to the 2018 fiscal year, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2018.

EXECUTIVE COMPENSATION TABLES FOR FISCAL 2018

Summary Compensation Table — Fiscal 2016 — 2018

The following table presents information regarding compensation of our NEOs for services rendered during fiscal years 2016, 2017 and 2018. Unless otherwise noted, the footnote disclosures apply to fiscal 2018 compensation. For an explanation of the amounts included in the table for fiscal 2016 and 2017, please see the footnote disclosures in our Proxy Statement for the corresponding fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kate W. Duchene	2018	583,000	-0-	-0-	330,375	669,486	-0-	23,100	1,605,961
President and Chief Executive Officer	2017	447,423	-0-	-0-	165,528	438,685	-0-	22,950	1,104,586
	2016	397,308	-0-	-0-	212,534	342,853	-0-	22,950	975,645
Herbert M. Mueller Executive Vice President and Chief Financial Officer	2018	375,000	-0-	-0-	154,175	330,005	-0-	23,100	882,280
	2017	323,462	-0-	145,200	65,340	251,904	-0-	148,372	934,278

John D. Bower Chief Accounting Officer	2018	260,384	-0-	-0-	88,100	226,870	-0-	44,471	619,826
	2017	244,615	175,000	-0-	65,340	-0-	-0-	7,950	515,608

(1)

The amounts reported in columns (e) and (f) of the table above reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our NEOs in the applicable fiscal year. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see (i) the discussion of option awards contained in Note 11 (Stock Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended May 26, 2018, and (ii) similar Stock Based Compensation Plan notes contained in the Company’s Consolidated Financial Statements filed on Form 10-K for prior fiscal years as to the stock and option awards granted in those years.

(2)	The amounts reported in column (g) above represent amounts earned under the EIP for the applicable fiscal year.

(3)

The amounts reported for fiscal 2018 in column (i) include (a) an automobile allowance of $15,000 and a matching contribution under the Company’s 401(k) plan of $8,100 for each of Ms. Duchene and Mr. Mueller; and (b) an automobile allowance of $5,769, a matching contribution under the Company’s 401(k) plan of $8,100 for Mr. Bower and $30,602 in unused, accured paid time off.

The “Summary Compensation Table — Fiscal 2016 —2018” above quantifies the value of the different forms of compensation earned by or awarded to our NEOs for the applicable fiscal years. The primary elements of each NEO’s total compensation reported in the table are base salary, an annual incentive compensation opportunity (which has both quantitative components and a qualitative component) and long-term equity incentives consisting of stock options. NEOs may also receive other benefits listed in column (i) of the “Summary Compensation Table — Fiscal 2016 — 2018,” as further described in footnote (3).

Description of Employment Agreements — Cash Compensation

We have entered into employment agreements or employment letter agreements with each of the NEOs. The salary and bonus terms of each agreement are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards, if any, and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.

Kate W. Duchene.    On December 19, 2016, we entered into a new employment agreement with Ms. Duchene in connection with her appointment as President and Chief Executive Officer. The December 2016 agreement supersedes Ms. Duchene’s prior employment agreement with the Company dated as of July 17, 2008. The December 2016 agreement provides for a three-year term of employment commencing on December 19, 2016 and ending with the close of business on December 18, 2019, with the term automatically being extended for one year unless either party provides notice that the term will not be extended. The agreement provides for Ms. Duchene to receive an annualized base salary of $583,000, subject to annual review by the Board of Directors. Based on its review, the Board of Directors has the discretion to increase (but not reduce) the base salary each year. The agreement also provides for Ms. Duchene to participate in any annual incentive plans maintained by the Company for its global senior management executives generally, and that she will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Ms. Duchene is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally. Ms. Duchene’s current annual base salary remains at the $583,000 level provided for in the agreement.

Herbert M. Mueller.    On August 17, 2016, we entered into an employment agreement with Mr. Mueller. The agreement provides for a three-year term of employment commencing on August 29, 2016 and ending with the close of business on August 28, 2019, with the term automatically being extended for one year unless either party provides notice that the term will not be extended. The agreement provides for with Mr. Mueller to receive an annualized base salary of $375,000, subject to annual review by the Board of Directors. The Compensation Committee, based on the recommendation of the Chief Executive Officer, has discretion to increase (but not reduce) the executive’s base salary each year. The agreement also provides for the executive to participate in any annual incentive plans maintained by the Company for its global senior management executives generally, and that he will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that the executive is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its global senior management executives generally. Mr. Mueller’s current annual base salary remains at the $375,000 level provided for in the agreement.

John D. Bower.     We entered into an employment letter with Mr. Bower effective August 29, 2016 which provided for an annualized base salary of $250,000. In fiscal 2018, we entered into an amended employment letter agreement with Mr. Bower to provide for an increase in base salary effective as of September 11, 2017 to a new annualized base salary rate of $265,000 and to provide that Mr. Bower will be eligible for annual incentives under the EIP.

Grants of Plan-Based Awards in Fiscal 2018

The following table presents information regarding (i) the stock options granted to NEOs in fiscal 2018, and (ii) potential threshold, target and maximum amounts payable under the NEOs’ annual incentive compensation opportunity under the EIP for fiscal 2018. The material terms of each of these compensation opportunities are described below and in the “Compensation Discussion and Analysis” section above.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum $
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Kate W. Duchene	11/3/2017				0	75,000	$15.80	$330,375
		174,900	583,000	1,311,750
Herbert M. Mueller	11/3/2017					35,000	$15.80	$154,175
		84,375	281,250	562,500
John D. Bower(2)	11/3/2017				0	20,000	$15.80	$88,100
		59,625	198,750	397,500

(1)

Amounts reported represent the potential amounts payable to participating NEO under the EIP for fiscal 2018 at threshold, target and maximum performance levels. The actual amounts payable to each NEO under the EIP for fiscal 2018 are reported in column (g) (Non-Equity Incentive Plan Compensation) of the “Summary Compensation Table — Fiscal 2016 —2018” above.

(2)

The amounts reported in column (i) of the table above for fiscal 2018 reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts reported in column (i), please see footnote (1) to the “Summary Compensation Table — Fiscal 2016 —2018” above.

Description of Plan-Based Awards

For information on the stock options and non-equity incentive plan awards granted to our NEOs for fiscal 2018, please see the discussion in the “Compensation Discussion and Analysis” section above under the heading “Elements of Pay for Named Executive Officers — “Long-Term Incentive Awards” and “Annual Incentive Compensation.” Also see the “Potential Payments Upon Termination or Change in Control” section below for the consequences of certain change in control or other corporate transactions or certain terminations of employment with respect to these awards.

Outstanding Equity Awards at Fiscal 2018 Year-End Table

The following table presents information regarding the outstanding equity awards held by each NEO as of May 26, 2018, the end of fiscal 2018.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
Kate W. Duchene	02/19/2009	49,500	0	$14.48	02/19/2019
	02/19/2010	35,000	0	$17.90	02/19/2020
	03/7/2011	35,000	0	$19.26	03/7/2021
	03/14/2012	35,000	0	$12.60	03/14/2022
	05/28/2013	35,000	0	$11.05	05/28/2023
	06/2/2014	30,000	10,000	$12.18	06/2/2024
	08/31/2015	19,000	19,000	$15.69	08/31/2025
	09/9/2016	9,500	28,500	$14.52	09/9/2026
	11/3/2017	0	75,000	$15.80	11/3/2027
Herbert M. Mueller	04/2/2012	2,500	0	$14.33	04/2/2022
	05/28/2013	1,500	0	$11.05	05/28/2023
	06/2/2014	2,250	750	$12.18	06/2/2024
	08/31/2015	2,000	2,000	$15.69	08/31/2025
	09/9/2016	3,750	11,250	$14.52	09/9/2026
	11/3/2017	0	35,000	$15.80	11/3/2027
John D. Bower	02/19/2010	7,500	0	$17.90	02/19/2020
	03/7/11	8,000	0	$19.26	03/7/21
	05/28/2013	2,150	0	$11.05	05/28/2023
	06/2/2014	2,250	2,250	$12.18	06/02/2024
	08/31/2015	7,000	7,000	$15.69	08/31/2025
	09/9/2016	3,750	11,250	$14.52	09/09/2026
	11/3/2017	0	20,000	$15.80	11/3/2027

Subject to each NEO’s continued employment, each stock option grant was scheduled to become vested and exercisable over a four-year period, with one-fourth of each option grant becoming vested and exercisable on each of the first four anniversaries of the grant date of the option. The grant date of each option is included in the table above under column (b). All unexercised options expire ten years from the date of grant. As described in the “Potential Payments upon Termination or Change in Control” section below, all or a portion of each option grant may vest earlier in connection with certain change in control or other corporate transactions or certain terminations of employment.

Option Exercises and Stock Vested in Fiscal 2018

The following table presents information about the amount realized upon the exercise of stock options by our NEOs during fiscal 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Kate W. Duchene	0	0	0	0
Herbert M. Mueller	0	0	2,500	$37,125
John D. Bower	0	0	0	0

(1)

The dollar amounts shown for stock options in column (c) above are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the exercise date and the exercise price of the options.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the NEOs in connection with certain terminations of their employment with the Company and/or a change in control of the Company. All such benefits will be paid or provided by the Company.

Severance Benefits in Effect at the End of Fiscal 2018

The following sections describe the severance benefits provided under each of the NEOs’ employment agreements as in effect at the end of fiscal 2018. The agreements with Ms. Duchene and Mr. Mueller also include post-termination confidentiality, non-solicitation and non-compete covenants in favor of the Company.

Kate Duchene

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.    In the event that Ms. Duchene’s employment is terminated by the Company without “cause” or by Ms. Duchene for “good reason” (as such terms are defined in the executive’s employment agreement), Ms. Duchene will be entitled to receive a lump sum payment equal to three times the sum of her then current annual base salary plus target annual incentive bonus, earned and unpaid annual bonus, if any, and a pro-rated portion of her annual bonus for the year her employment terminates. In addition, Ms. Duchene will generally be entitled to continued participation in the Company’s group health plans at the Company’s expense for up to two years following her termination of employment and full vesting of her then-outstanding and otherwise unvested stock options and restricted stock awards. In the event that the Company elects not to extend the term of Ms. Duchene’s employment agreement, Ms. Duchene would be entitled to the benefits set forth above except that the lump sum payment would be the sum of any earned and unpaid annual bonus and one and one-half times her then current annual base salary. Ms. Duchene’s right to receive any of these severance benefits is subject to her providing a release of claims to the Company. Ms. Duchene’s employment agreement does not provide for a tax “gross-up” payment.

Should benefits payable to Ms. Duchene trigger excise taxes under Section 4999 of the Internal Revenue Code, Ms. Duchene will either be entitled to the full amount of her benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Ms. Duchene, the benefits will be cut-back to the extent necessary to avoid such excise taxes.

Death or Disability.    In the event that Ms. Duchene’s employment terminates due to her death or disability, Ms. Duchene (or her estate) will be entitled to receive a lump sum cash payment equal to the sum of one year’s base salary, any earned and unpaid annual bonus, and a prorated portion of her target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Ms. Duchene would be entitled to full vesting of her then-outstanding and otherwise unvested equity-based awards.

Herbert M. Mueller

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term.    In the event that Mr. Mueller’s employment is terminated by the Company without “cause” or by Mr. Mueller for “good reason” (as such terms are defined in the executive’s employment agreement), he will be entitled to receive a lump sum payment equal to one and one-half times his then current annual base salary rate and the earned and unpaid annual bonus if any. In addition, Mr. Mueller will generally be entitled to continued participation in the Company’s group health plans at the Company’s expense until the earlier of (a) the expiration of one year from the effective date of termination or (b) his eligibility for participation in the group health plan of a subsequent employer. Upon the successful completion of the first half of the initial three year term, Mr. Mueller’s benefits described above shall increase upon termination to a lump sum payment equal to three and a half times his then current annual base salary and continued participation in the Company’s group health plans for a period of two years (along with any earned and unpaid annual bonus). Mr. Mueller will also be entitled to the full vesting of his then-outstanding and otherwise unvested stock options and restricted stock awards. In the event that the Company elects not to extend the term of Mr. Mueller’s employment agreement, Mr. Mueller would be entitled to the benefits set forth above except that the lump sum payment would equal one times his then current annual base salary rate. Mr. Mueller’s right to receive any of these severance benefits is subject to his providing a release of claims to the Company. Mr. Mueller’s employment agreement does not provide for a tax “gross-up” payment.

Death or Disability.    In the event that Mr. Mueller’s employment terminates due to his death or disability, he (or his estate) will be entitled to receive any earned and unpaid annual bonus and a prorated portion of his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Mr. Mueller would be entitled to full vesting of his then-outstanding and otherwise unvested equity-based awards.

John D. Bower

Termination Without Cause.    In the event that Mr. Bower’s employment is terminated by the Company for reasons other than “cause” (as defined in the executive’s employment letter), Mr. Bower will be entitled to receive a lump sum payment equal to one time his then current annual base salary rate plus the equivalent of one year’s cash bonus payment (averaged over the most recent three years of award). In addition, Mr. Bower will generally be entitled to continued participation in the Company’s group health plans at the Company’s expense until the earlier of (a) the expiration of one year from the effective date of termination or (b) Mr. Bower’s eligibility for participation in the group health plan of a subsequent employer. Upon a “change in control” (as defined in the 2014 Performance Incentive Plan), Mr. Bower will also be entitled to the full vesting of his then-outstanding and otherwise unvested stock options and restricted stock awards. Mr. Bower’s right to receive any of these severance benefits is subject to his providing a release of claims to the Company. Mr. Bower’s employment agreement does not provide for a tax “gross-up” payment.

Equity Awards

The 2014 Plan generally provides that, in the event that outstanding stock awards and stock options granted by the Company are not substituted or assumed in connection with certain corporate transactions where the Company does not survive (or does not survive as a publicly-traded company), these awards would generally become fully vested in advance of being terminated in connection with the transaction.

The following table presents the Company’s estimate of the amount of the benefits to which each of our NEOs would have been entitled had the executive’s employment with the Company terminated under the circumstances described above, or had a change in control of the Company occurred, on May 25, 2018. For purposes of this table, we have assumed that the price per share of the Company’s common stock is equal to $16.35, the closing price per share on May 25, 2018 (the last trading day of fiscal 2018).

Name	Base Salary ($)	Trigger	Cash Severance ($)	Continued Health Benefits ($)	Equity Awards ($)(1)	Incentive Compensation ($)(2)	Total ($)
Kate W. Duchene	583,000	Termination without Cause or for
		Good Reason Not in Connection
		with a Change in Control	3,498,000	52,049	147,645	669,486	4,367,180
		Death or Disability	583,000	—	147,645	669,486	1,400,131
		Election by Company Not to Renew	874,500	52,049	147,645	669,486	1,743,680
		Change in Control — No
		Termination of Employment	—	—	147,645	—	147,645
		Termination Without Cause or for
		Good Reason in Connection with a
		Change in Control	3,498,000	52,049	147,645	669,486	4,367,180
Herbert M. Mueller	375,000	Termination without Cause or for
		Good Reason Not in Connection
		with a Change in Control	1,312,500	16,899	166,910	330,005	1,826,314
		Death or Disability	375,000		166,910	330,005	871,915
		Election by Company Not to Renew	375,000	16,899	166,910	330,005	888,814
		Change in Control — No
		Termination of Employment			166,910		166,910
		Termination Without Cause or for
		Good Reason in Connection with a
		Change in Control	1,312,500	16,899	166,910	330,005	1,826,314
John D. Bower	265,000	Termination without Cause
			451,623	26,378			478,001
		Change in Control — No
		Termination of Employment			45,590		45,590

(1)

This column reports the intrinsic value of the unvested portions of the executive’s outstanding and unvested equity awards that would have accelerated in the circumstances had the event occurred on May 25, 2018. For options, this value is calculated by multiplying the amount (if any) by which $16.35 the closing price per share on May 25, 2018 (the last trading day of fiscal 2018) exceeds the per share exercise price of the option by the number of shares subject to the accelerated portion of the option. The “Change in Control—No Termination of Employment” scenario assumes that the Company’s outstanding stock awards and stock options are substituted for or assumed in connection with the change in control transaction. If a change in control of the Company had occurred on May 24, 2018 and the Company’s stock awards and stock options were terminated in connection with the transaction (and not substituted for or assumed by a successor or surviving corporation), the intrinsic value of the unvested portion of the executive’s outstanding and unvested equity awards that would have accelerated would have been the same as presented above for “Termination Without Cause or for Good Reason in Connection with a Change in Control.”

(2)

This column represents the bonus award owed to the executive as stated in their employment or letter agreement based on each severance trigger set forth in the left-hand column. Therefore, for Ms. Duchene and Mr. Mueller, this column reflects the actual amounts earned for fiscal 2018 by the executive based on achievement against the Revenue and Adjusted EBITDA Margin targets, which incentive amounts were determinable as of the assumed termination date of May 26, 2018.

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the median of the total annual compensation of all of our employees (other than our Chief Executive Officer) to the total annual compensation of Ms. Duchene, our President and Chief Executive Officer. We believe the pay ratio disclosed below is a reasonable estimate calculated in a matter consistent with Item 402(u) of SEC Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and exclusions and to make reasonable assumptions and estimates and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

For fiscal 2018:

•

The median of the annual total compensation (with total compensation for this purpose determined on the same basis as used to determine the “Total” compensation of our NEOs as reported in the Summary Compensation Table) for fiscal 2018 of all of our employees, other than Ms. Duchene, was $133,804.

•	Ms. Duchene’s annual total compensation for fiscal 2018, as reported in the Total column of the Summary Compensation Table, was $1,605,961.

•

Based on this information, the ratio of the annual total compensation of Ms. Duchene to the median of the annual total compensation of all of our employees (other than Ms. Duchene) is estimated to be 12 to 1.

We selected May 26, 2018, which is a date within the last three months of fiscal year 2018, as the date we would use to identify our median employee. To identify our median employee among our U.S. and international employee population, we took into account the total cash compensation paid for fiscal year 2018 (including cash salary or wages, cash bonus or incentive, and retirement or pension plan contribution) to all individuals, other than Ms. Duchene, employed by us on that date. We believe that cash compensation, determined on this basis, was an appropriate measure because we do not distribute annual equity awards to all employees. We annualized the cash compensation of employees hired by us during fiscal year 2018, but we did not annualize the compensation of part-time, seasonal or temporary employees and we did not exclude any employees working outside of the U.S. We adjusted non-U.S. employee pay data for each month during the fiscal year by applying an average foreign currency translation rate for that particular month. We did not make any cost-of-living adjustments in identifying the median employee. After identifying the median employee using the above methodology, we calculated annual total compensation for that employee using the same methodology we use for our NEOs as set forth in the 2018 Summary Compensation Table.

PROPOSAL 3. ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation paid to our NEOs as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as the Compensation Discussion and Analysis). This advisory vote on executive compensation is commonly referred to as a “Say-on-Pay” vote.

We design our executive compensation programs to implement our core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives.

We believe stockholders should consider the following when voting on this proposal:

Pay for Performance Orientation

•

Base Salaries.    Base salaries for our President Chief Executive Officer and for our Chief Financial Officer remained unchanged for fiscal 2018. Mr. Bower received an increase in his salary in fiscal 2018. Notwithstanding Mr. Bower’s salary increase, as noted below, our NEOs compensation is below the median for similar positions at our peer group companies.

•

Annual Incentives.    The EIP reflects a pay for performance culture. For fiscal year 2018, we achieved 99.6% of our revenue and 84% of our Adjusted EBITDA margin goals established for the quantitative elements of the EIP. Our NEOs also achieved the majority of their EIP qualitative goals designated for fiscal 2018. Notwithstanding, the Company’s total compensation levels for the NEOs are below the median for similar positions at our peer group companies.

•

Long-Term Incentives.    The Compensation Committee approved equity incentives, in the form of stock options, to our NEOs in fiscal 2018. These awards were made pursuant to our 2014 Plan and include a four-year vesting period. Stock options have value only if our stock price increases after the date the option is granted, thereby further aligning the interest of our participating NEOs with those of our stockholders. No other long-term incentive awards were granted to our NEOs in fiscal 2018.

Alignment with Long-Term Stockholder Interests

A substantial portion of our executive compensation is weighted toward variable, at-risk pay in the form of annual and long-term incentives.

The Company also maintains the following policies which we believe are in the best interests of stockholders:

•	Stock Ownership Guidelines — We focus our executives on long-term stockholder value by requiring our executive officers to own a significant amount of the Company’s stock.

•	No Repricing — Our 2004 Stock Incentive Plan and our 2014 Performance Incentive Plan expressly prohibit repricing awards without stockholder approval.

•	No Gross-Ups — The Company does not have tax “gross-up” provisions in any NEO’s employment agreement for excise taxes triggered in connection with a change in control of the Company.

Competitive Pay

The Compensation Committee annually compares our executive compensation levels and elements with compensation levels and elements for similar positions at the peer group of companies disclosed in the CD&A above.

Our peer group analysis (based on information that was publicly available at the time the Compensation Committee made the corresponding compensation decisions) reflects that our NEOs have base salary and total compensation levels (taking into account base salary, annual incentive and grant date fair value of equity awards granted during the year) that are below the median of the peer group companies. We strive to pay for performance in line with Company results and Company-wide practices.

Recommendation

The Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. The Board also believes that our executive compensation programs are reasonable in relation to comparable public and private companies in our industry. Accordingly, the Board of Directors recommends that you vote in favor of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables) is hereby approved.”

This proposal to approve the compensation paid to our NEOs is advisory only and will not be binding, overrule any decision by, or create or imply any additional fiduciary duties for the Company or our Board. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2019 annual meeting of stockholders.

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the compensation of our NEOs as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from commercial document retrieval services, at the web site maintained by the SEC at www.sec.gov, and on our website at www.rgp.com.

By order of the Board of Directors,

Michelle Gouvion

Associate General Counsel and Secretary

September 14, 2018

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND

RETURN THE ENCLOSED VOTING INSTRUCTION FORM OR PROXY CARD PROMPTLY OR, IF

AVAILABLE, VOTE YOUR SHARES BY TELEPHONE OR USING THE INTERNET

ANNUAL MEETING OF STOCKHOLDERS OF

RESOURCES CONNECTION, INC.

October 16, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD OCTOBER 16, 2018:

The accompanying Proxy Statement and the Company’s Annual Report to Stockholders

for its fiscal year ended May 26, 2018, are available electronically on the Company’s website at

http://ir.rgp.com/annuals-proxies.cfm.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

∎	00003333030300000000 0	101618

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY (IF SIGNED) WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE NAMED IN PROPOSAL 1, AND “FOR” EACH OF PROPOSAL 2 AND PROPOSAL 3. IF ANY DIRECTOR NOMINEE NAMED IN PROPOSAL 1 BECOMES UNABLE OR UNWILLING FOR GOOD CAUSE TO SERVE IF ELECTED, THE PERSONS NAMED AS PROXY SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE. WHETHER OR NOT DIRECTION IS MADE, EACH OF THE PROXIES IS AUTHORIZED TO VOTE IN HIS OR HER DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1.
	1.	Nominees for a three-year term as a member of the Company’s Board of Directors:	FOR	AGAINST	ABSTAIN

		1a. Susan J. Crawford	☐	☐	☐
		1b. Donald B. Murray	☐	☐	☐
		1c. A. Robert Pisano	☐	☐	☐
		1d. Michael H. Wargotz	☐	☐	☐
The Board of Directors and the Audit Committee recommend a vote FOR Proposal 2.
	2.	Ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2019.	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 3.

	3.	Advisory approval of the Company’s executive compensation.	☐	☐	☐
	4.	In their discretion, each of the proxies is authorized to vote in his or her discretion upon any other matters as may properly come before the meeting or at any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

0                             ∎

RESOURCES CONNECTION, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 16, 2018

The undersigned, a stockholder of RESOURCES CONNECTION, INC., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and a copy of the Company’s Annual Report to Stockholders for its fiscal year ended May 26, 2018; and, revoking any proxy previously given, hereby constitutes and appoints Kate W. Duchene and Herbert M. Mueller, and each or either of them, as proxies, with full power of substitution in each, to represent and to vote all shares of Common Stock of the Company standing in the name of the undersigned that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s Corporate Headquarters located at 17101 Armstrong Avenue, Irvine, California on October 16, 2018, at 1:30 p.m. pacific time, and at any adjournment or postponement thereof, on all matters coming before said meeting. The proposals referred to on the reverse side are described in the Proxy Statement, dated September 14, 2018, which is being delivered herewith in connection with the Annual Meeting of Stockholders.

(Continued and to be signed on the reverse side)

∎ 1.1	14475 ∎